EXHIBIT 2.1
                                                                     -----------



                            STOCK PURCHASE AGREEMENT

                                      among

                            CAS MEDICAL SYSTEMS, INC.

                                       and

                                 STATCORP, INC.

                                       and

       THE STOCKHOLDERS OF STATCORP, INC. (as listed on Schedule A herein)








                                  May 15, 2005




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                                TABLE OF CONTENTS


1. Definitions.................................................................1
2. Basic Transaction...........................................................1
    (a) Purchase and Sale of the Shares........................................1
    (b) Purchase Price.........................................................1
    (c) Escrow.................................................................2
    (d) Working Capital Adjustment.............................................2
    (e) Qualifying Revenues Adjustment.........................................3
    (f) Calculation of Qualifying Revenues; Disputes...........................5
    (g) The Closing............................................................5
    (h) Deliveries at the Closing..............................................5
    (i) Sellers' Representative................................................5
3. Representations and Warranties Concerning the Transaction...................7
    (a) The Sellers' Representations and Warranties............................7
    (b) The Buyer's Representations and Warranties.............................8
4. Representations and Warranties Concerning the Company.......................8
    (a) Organization, Qualification, and Corporate Power.......................8
    (b) Authorization of Transaction...........................................9
    (c) Capitalization.........................................................9
    (d) Noncontravention.......................................................9
    (e) Brokers' Fees..........................................................9
    (f) Title to Assets........................................................9
    (g) Subsidiaries..........................................................10
    (h) Financial Statements..................................................10
    (i) Events Subsequent to Most Recent Fiscal Year End......................10
    (j) Undisclosed Liabilities...............................................12
    (k) Legal Compliance......................................................12
    (l) Tax Matters...........................................................12
    (m) Real Property.........................................................14
    (n) Intellectual Property.................................................15
    (o) Tangible Assets.......................................................15
    (p) Inventory.............................................................16
    (q) Contracts.............................................................16
    (r) Insurance.............................................................16
    (s) Litigation............................................................17
    (t) Warranty..............................................................17
    (u) Employees.............................................................17
    (v) Employee Benefits.....................................................17
    (w) Environmental, Health, and Safety Matters.............................18
    (x) Certain Business Relationships with The Sellers.......................19
    (y) Company Products......................................................19

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    (z) Disclosure............................................................20
5. Disposition of Albert Stock and Note Receivable............................20
6. Pre-Closing Covenants......................................................20
    (a) General...............................................................20
    (b) Notices and Consents..................................................21
    (c) Operation of Business.................................................21
    (d) Preservation of Business..............................................21
    (e) Full Access...........................................................21
    (f) Notice of Developments................................................21
    (g) Exclusivity...........................................................21
    (h) Tax Matters...........................................................21
7. Post-Closing Covenants.....................................................22
    (a) General...............................................................22
    (b) Litigation Support....................................................22
    (c) Transition............................................................22
    (d) Confidentiality.......................................................22
    (e) Covenant Not to Compete...............................................22
8. Conditions to Obligation to Close..........................................23
    (a) Conditions to Obligation of The Buyer.................................23
    (b) Conditions to Obligations of The Sellers and the Company..............25
9. Remedies for Breaches of this Agreement....................................26
    (a) Survival of Representations and Warranties............................26
    (b) Indemnification Provisions for Benefit of The Buyer...................26
    (c) Indemnification Provisions for Benefit of The Sellers and
        the Stockholders......................................................27
    (d) Limitation on Indemnification.........................................27
    (e) Further Limitation on Indemnification; Right of Offset................27
    (f) Matters Involving Third Parties.......................................28
    (g) Exclusive Remedy......................................................29
10 Dispute Resolution.........................................................29
    (a) Binding Arbitration...................................................29
    (b) Governing Rules.......................................................29
    (c) Statute of Limitations................................................29
    (d) Scope of Award; Modification or Vacation of Award; Qualifications.....29
    (e) Confidentiality.......................................................29
    (f) Other Matters.........................................................30
11. Miscellaneous.............................................................30
    (a) Incorporation of Exhibits, Annexes, and Schedules.....................30
    (b) Press Releases and Public Announcements...............................30
    (c) No Third-Party Beneficiaries..........................................30
    (e) Succession and Assignment.............................................30
    (f) Counterparts..........................................................30
    (g) Headings..............................................................30
    (h) Notices...............................................................30
    (i) Governing Law.........................................................31

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    (j) Amendments and Waivers................................................31
    (k) Severability..........................................................31
    (l) Expenses..............................................................31
    (m) Construction..........................................................31
    (n) Submission to Jurisdiction............................................32


Appendix A - Definitions

Schedule A--List of Stockholders

Exhibit A--Form of Escrow Agreement
Exhibit B--Form of General Release

















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                            STOCK PURCHASE AGREEMENT
                            ------------------------

            THIS STOCK PURCHASE AGREEMENT, dated as of May 15, 2005 (this "Agreement") is by and among CAS MEDICAL SYSTEMS, INC., a Delaware corporation (the "Buyer"), STATCORP, INC., a Delaware corporation (the "Company") and the stockholders (including the option holders who have exercised their options in full on or just prior to the Closing Date) of the Company listed on Schedule A hereto (collectively the "Sellers" and each a "Seller"). The Buyer, the Sellers and the Company are collectively referred to herein as the "Parties."

            WHEREAS, the Company is engaged in the business of developing, assembling and selling liquid infusion devices, blood pressure cuffs, and blood transfusion filters for worldwide use in the medical industry (the "Business"); and

            WHEREAS, the Sellers are the record and beneficial owners of common stock of the Company, par value $0.10 per share, comprising 100% of the issued and outstanding shares of capital stock of the Company (the "Shares"); and

            WHEREAS, the Sellers desire to sell the Shares to the Buyer, and the Buyer desires to purchase such Shares from the Sellers, upon the terms and subject to the conditions set forth below (the "Acquisition");

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Buyer, the Company and the Sellers agree as follows:

            1. Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Appendix A hereto.

            2. . Basic Transaction.

            (a) Purchase and Sale of the Shares. Subject to the terms and conditions set forth herein, on the Closing Date, each Seller shall sell to the Buyer, and the Buyer shall purchase from each Seller, all of such Seller's right, title and interest in and to such Seller's "Net Shares" (being the number of shares reflected in Column C of Schedule A after consummation of the transactions described in ss. 5) opposite the name of such Seller. On the Closing Date, each Seller shall deliver to the Buyer all certificates representing such Seller's Net Shares, together with stock powers separate from the certificates duly executed by such Seller in blank and sufficient to convey to the Buyer good and marketable title to such Seller's Net Shares, free and clear of any and all Liens and together with all accrued benefits and rights attaching thereto.

            (b) Purchase Price. In consideration for the Net Shares and subject to ss. 2(c), ss. 2(d) and ss. 2(e) hereof, and in reliance on the Sellers' representations, warranties and covenants herein, the Buyer shall pay to the Sellers an amount equal to Four Million Two Hundred Thousand Dollars ($4,200,000.00) less the amount of principal and interest due and payable on the Closing Date to satisfy the Merrill Lynch Indebtedness (as so adjusted, the "Purchase Price"). On the Closing Date, the Buyer shall pay off the Merrill Lynch Indebtedness and make arrangements for the release of all liens and agreements securing the Merrill Lynch Indebtedness. On the Closing Date, the Buyer shall pay into a segregated bank account maintained by the Sellers' Representative (as hereinafter defined) the amount of the Purchase Price, less the amount placed in escrow in accordance with ss. 2(c) hereof, in cash or immediately available funds (the "Initial Payment"). On the Closing Date and from the Initial Payment, the Sellers' Representative shall pay the sum of $160,000 to the Sellers' broker, The Walden Group, Inc. ("WGI") and an additional $144,000 as directed by the Sellers. The Sellers' Representative shall not disburse the net Initial Payment to the Sellers until the adjustment described in ss. 2(d) has been made and agreed to (or any

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dispute has been resolved as therein provided). The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of the Net Shares as set forth in Column D on Schedule A.

            (c) Escrow.

                        (i) Escrowed Funds. The parties hereto agree that an amount equal to Seven Hundred Thousand Dollars ($700,000) (the "Escrow
Amount") shall be delivered by the Buyer to M&T Bank (the "Escrow Agent") at the Closing to be held in an interest-bearing escrow account to secure the Sellers' obligations set forth in ss. 2(d), ss. 2(e) and ss. 9(b) hereof and subject to the terms of an escrow agreement in the form of Exhibit A hereto (the "Escrow Agreement").

                        (ii) Partial Return of Escrowed Funds. If the Qualifying Revenues during the period commencing on the Closing Date and ending twelve months thereafter (the "Measurement Period"), reach or exceed an amount equal to the Base Qualifying Revenue, then an amount shall be released from escrow and paid to the Sellers' Representative for the benefit of the Sellers within forty-five (45) days thereof, in accordance with the Escrow Agreement, such that the amount then held in escrow shall equal Three Hundred Fifty Thousand Dollars ($350,000). On the date that is fifteen (15) months after the Closing Date, the balance of the amount in the Escrow Account, less any pending Indemnification claims as to which notice has been given by Buyer by such date under ss. 9(b), will be disbursed to the Sellers' Representative for the benefit of the Sellers in accordance with the Escrow Agreement.

            (d) Working Capital Adjustment.

                        (i) As soon as practicable following the Closing Date (but not later than 30 days after the Closing Date), the Buyer shall prepare and deliver to the Sellers' Representative a balance sheet of the Company (such balance sheet, as finally agreed to as set forth below, the "Closing Balance Sheet") as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP in a manner consistent in all material respects with the audited balance sheet of the Company as of December 31, 2004 (the "Preliminary Balance Sheet", which has been delivered to the Buyer herewith) except as provided in the last sentence of the definition of Closing Working Capital, so as to present fairly in all material respects the financial condition of the Company. For purposes of this ss. 2(d), Buyer agrees that it will not create on the Closing Balance Sheet any reserves for bad debts or for slow-moving inventory that were not a part of the Preliminary Balance Sheet, nor will it write off any receivable that was on the Preliminary Balance Sheet.

                        (ii) Based on the Preliminary Balance Sheet, the parties agree that the Preliminary Working Capital is $959,746. If the Closing
Working Capital exceeds the Preliminary Working Capital, then the Purchase Price shall be increased by the amount of the excess and the amount of such excess shall be paid to the Sellers' Representative on behalf of the Sellers in cash or immediately available funds by wire transfer within two (2) business days after the Closing Working Capital is deemed final and conclusive pursuant hereto. If the Preliminary Working Capital exceeds the Closing Working Capital, then the Purchase Price shall be reduced by the amount of such excess and the Sellers' Representative shall pay the amount of such excess to the Buyer from the Initial Payment held by the Sellers' Representative in cash or in immediately available funds by wire transfer within two (2) business days after the Closing Working Capital is deemed final and conclusive pursuant hereto.

                        (iii) In the event the Sellers' Representative does not agree with the Closing Working Capital as reflected on the Closing Balance Sheet, the Sellers' Representative shall so inform the Buyer in writing within 10 business days of the Sellers' Representative's receipt thereof, such writing to set forth the objections of the Sellers' Representative in reasonable detail. If the Sellers' Representative and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within 15 business days after notification by the Sellers' Representative to the Buyer of a dispute, they shall forthwith refer the dispute to an accounting firm mutually agreeable to the Sellers' Representative and the Buyer for resolution, with the understanding that such

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firm shall resolve all disputed items within 20 business days after such disputed items are referred to it. If the Buyer and the Sellers' Representative are unable to agree on the choice of an accounting firm, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The Sellers (from the Initial Payment held by the Sellers' Representative) and the Buyer shall each bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers' Representative does not object to the Closing Working Capital within the 10 business day period referred to above, the Closing Working Capital as reflected on the Closing Balance Sheet as so prepared shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

                        (iv) After the calculation of the Closing Working Capital is deemed final and conclusive pursuant hereto and the payment of the difference between the Closing Working Capital and the Preliminary Working Capital has been made to the Sellers' Representative or the Buyer, as the case may be, pursuant to ss.2(d)(ii) above, the Sellers' Representative shall disburse the Initial Payment (as increased or decreased pursuant to ss.2(d)(ii) above) to the Sellers (minus the payment of any expenses of the Acquisition that are to be paid by the Sellers, including, but not limited to, any additional amount that may be due to WGI as a result of an increase in the Purchase Price or that was not paid on the Closing Date).

            (e) Qualifying Revenues Adjustment.

                        (i) The Purchase Price shall be adjusted downward, up to a maximum reduction of Seven Hundred Thousand Dollars ($700,000), as follows, and an amount equal to such Purchase Price adjustment, if any, shall be paid to the Buyer within forty-five (45) days after the conclusion of the Measurement Period.

                                    (A) If the Qualifying Revenues for the
            Measurement Period are an amount that is between the Base Qualifying Revenue (exclusive of such amount) and Ninety Percent (90%) of the Base Qualifying Revenue (inclusive of such amount), then the Purchase Price shall be adjusted downward by One Hundred Seventy Five Thousand Dollars ($175,000).

                                    (B) If the Qualifying Revenues for the
            Measurement Period are an amount that is between Ninety Percent (90%) of the Base Qualifying Revenue (exclusive of such amount) and Eighty Percent (80%) of the Base Qualifying Revenue (inclusive of such amount), then the Purchase Price shall be adjusted downward by Three Hundred Fifty Thousand Dollars ($350,000).

                                    (C) If the Qualifying Revenues for the
            Measurement Period are an amount that is less than Eighty Percent (80%) of the Base Qualifying Revenue (exclusive of such amount), then the Purchase Price shall be adjusted downward by Seven Hundred Thousand Dollars ($700,000).

                        Any adjustment pursuant to this ss.2(e)(i) shall be payable solely from funds held in the Escrow Account.

                        (ii) The Purchase Price shall be adjusted upward, up to a maximum Purchase Price increase of One Million Dollars ($1,000,000), as follows, and an amount equal to such Purchase Price adjustment, if any, less the amount of any unpaid indemnification claims as to which Buyer has given timely notice pursuant to ss.9(b), shall be paid to the Sellers' Representative on behalf of the Sellers (on a pro rata basis) within forty-five (45) days after the conclusion of the Measurement Period.

                                    (A) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred Five Percent (105%) of the Base Qualifying Revenue but are less than One Hundred Ten Percent (110%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by One Hundred Thousand Dollars ($100,000).

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                                    (B) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred Ten Percent (110%) of the Base Qualifying Revenue but are less than One Hundred Fifteen Percent (115%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by Two Hundred Thousand Dollars ($200,000).

                                    (C) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred Fifteen Percent (115%) of the Base Qualifying Revenue but are less than One Hundred Twenty Percent (120%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by Three Hundred Thousand Dollars ($300,000).

                                    (D) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred Twenty Percent (120%) of the Base Qualifying Revenue but are less than One Hundred Twenty-Five Percent (125%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by Four Hundred Thousand Dollars ($400,000).

                                    (E) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred Twenty Five Percent (125%) of the Base Qualifying Revenue but are less than One Hundred Thirty Percent (130%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by Five Hundred Thousand Dollars ($500,000).

                                    (F) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred and Thirty Percent (130%) of the Base Qualifying Revenue but are less than One Hundred Thirty-Five Percent (135%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by Six Hundred Thousand Dollars ($600,000).

                                    (G) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred Thirty Five Percent (135%) of the Base Qualifying Revenue but are less than One Hundred Forty Percent (140%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by Seven Hundred Thousand Dollars ($700,000).

                                    (H) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred Forty Percent (140%) of the Base Qualifying Revenue but are less than One Hundred Forty-Five Percent (145%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by Eight Hundred Thousand Dollars ($800,000).

                                    (I) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred Forty Five Percent (145%) of the Base Qualifying Revenue but are less than One Hundred Fifty Percent (150%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by Nine Hundred Thousand Dollars ($900,000).

                                    (J) If the Qualifying Revenues for the
            Measurement Period equal or exceed One Hundred Fifty Percent (150%) of the Base Qualifying Revenue, then the Purchase Price shall be increased by One Million Dollars ($1,000,000).

                        (iii) During the Measurement Period, the Buyer shall maintain the Company as a separate subsidiary of the Buyer and will not cause the Company to be merged or combined with any other entity. Further, the Buyer shall cause the Qualifying Revenues of the Company to be determined in accordance with GAAP and in a manner materially consistent with the manner in which revenues have been accounted for by the Company in the three years prior to the Closing Date (except for consolidation with its wholly-owned subsidiary, Albert).

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            (f) Calculation of Qualifying Revenues; Disputes. As soon as practicable following the Measurement Period, the Buyer shall prepare and deliver to the Sellers' Representative a statement of Qualifying Revenues (the "Revenues Statement"). In the event the Sellers' Representative does not agree with the Revenues Statement, the Sellers' Representative shall so inform the Buyer in writing within 10 business days of the Sellers' Representative's receipt thereof, such writing to set forth the objections of the Sellers' Representative in reasonable detail. If the Sellers' Representative and the Buyer cannot reach agreement as to any disputed matter relating to the Revenues Statement within 15 business days after the date of the Sellers' Representative's objection notice, they shall forthwith refer the dispute to the Jacksonville, Florida office of Deloitte & Touche or another accounting firm mutually agreeable to the Sellers' Representative and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within 20 business days after such disputed items are referred to it. If the Buyer and the Sellers' Representative are unable to agree on the choice of an accounting firm, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The Sellers and the Buyer shall each bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Revenues Statement shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers' Representative does not object to the Revenues Statement within the 10 business day period referred to above, the Revenues Statement as so prepared shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

            (g) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wiggin and Dana LLP in New Haven, Connecticut commencing at 9:00 a.m. local time on May 15, 2005, or on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date and time as the Parties may mutually determine (the "Closing Date"), but in no event shall the Closing Date be later than May 31, 2005. If the Closing has not occurred on or before May 31, 2005, then either the Buyer or the Sellers' Representative may terminate this Agreement and the transactions contemplated hereby immediately by written notice to the other.

            (h) Deliveries at the Closing. At the Closing, (i) the Sellers and the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.8(a) below, (ii) the Buyer will deliver to the Sellers' Representative the various certificates, instruments, and documents referred to in ss.8(b) below, (iii) the Sellers will deliver to the Buyer stock certificates representing all of their Net Shares, endorsed in blank or accompanied by duly executed stock powers, and (iv) the Buyer will deliver to the Sellers' Representative the Initial Payment specified in ss.2(b) above and to the Escrow Agent the amount specified in ss. 2(c) above.

            (i) Sellers' Representative. In order to facilitate the process of administering and distributing the Initial Payment and any additional Purchase Price payments, determining the Purchase Price adjustments pursuant to ss.2(d) and ss.2(e), handling certain indemnification claims pursuant to ss.9 and for certain other matters provided herein, the Sellers agree to appoint a sellers' representative (the "Sellers' Representative").

                        (A) Douglas R. Maxwell, Esq. shall be the Sellers' Representative and as such serve as and have all powers as agent and attorney-in-fact of the Sellers, for and on behalf of the Sellers: (i) to give and receive notices and communications; (ii) to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators, with respect to any disputes related to the indemnification and Purchase Price adjustment provisions of this Agreement; (iii) to litigate, mediate, arbitrate, defend, enforce or to take any other actions and execute the Escrow Agreement and any other documents that the Sellers' Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of the Sellers or their property or against any Person who has caused a loss or damage to the Sellers;
(iv) to sign receipts, consents, or other documents to effect the transactions contemplated by this Agreement; and (v) to take any and all actions necessary or appropriate in the judgment of

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the Sellers' Representative for the accomplishment of the foregoing.
Notwithstanding the foregoing, the Sellers' Representative shall not be the agent of any Seller with respect to an indemnification claim by the Buyer against a specific Seller pursuant to ss.9(b)(ii) or ss. 9(b)(iii)(A). If Douglas R. Maxwell, Esq. ceases to act as a Sellers' Representative for any reason, such Sellers' Representative or his agent shall notify the Buyer of such Sellers' Representative's intent to resign as Sellers' Representative, and a majority in percentage ownership interest of the Sellers (determined as of the Closing) (a "Sellers Majority") shall, by written notice to the Buyer, appoint a successor Sellers' Representative within thirty (30) days. Notice or communications to or from the Sellers' Representative shall constitute notice to or from the Sellers.

                        (B) Subject to ss. 2(i)(A), in the event of (i) the death or permanent disability of the Sellers' Representative, (ii) his, her or its resignation as a Sellers' Representative, or (iii) the removal of the Sellers' Representative by a Sellers Majority, a successor Sellers' Representative shall be elected by a Sellers Majority. Each successor Sellers' Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers' Representative, and the term "Sellers' Representative" as used herein shall be deemed to include any successor Sellers' Representative.

                        (C) The Sellers' Representative may, in all questions arising under this Agreement within the scope of his authority described above, rely on the advice of counsel, and shall not be liable to the Sellers for any action taken or not taken as a Sellers' Representative in the absence of such Sellers' Representative's willful misconduct or bad faith.

                        (D) A decision, act, consent or instruction of the Sellers' Representative within the scope of his authority described above shall constitute a decision of the Sellers, and shall be final, binding and conclusive upon the Sellers. The Buyer may rely upon any decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of the Sellers. Although the Sellers' Representative shall not be obligated to obtain instructions from the Sellers prior to any decision, act, consent or instruction, if, and to the extent that, the Sellers' Representative receives any written instructions from a Sellers Majority, the Sellers' Representative shall comply with such instructions.

                        (E) The Sellers agree (on a pro rata basis in relation to their proportionate interest in the Purchase Price) to indemnify and hold harmless the Sellers' Representative from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Sellers' Representative may suffer or incur by reason of any action, claim or proceeding brought against the Sellers' Representative arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the gross negligence or willful misconduct of the Sellers' Representative. The Sellers' Representative may consult counsel in respect of any question arising under this Agreement and the Sellers' Representative shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

                        (F) The Sellers shall share, on a pro rata basis in relation to their proportionate interest in the Purchase Price, the professional fees and expenses of any attorney, accountants or other advisors retained by the Sellers' Representative in connection with any action taken or not taken as the Sellers' Representative. The Sellers' Representative may compensate such advisors from any escrowed funds being released to the Sellers hereunder. The Sellers' Representative shall also be entitled to request in writing payment from the Sellers of their ratable portion of amounts payable to such attorney, accountants or other advisors, which amounts shall be paid upon such request to such individuals or the Sellers' Representative, as set forth in the request submitted by the Sellers' Representative. The Sellers' Representative is authorized to withhold up to $50,000 to pay his fees and expenses for acting in such capacity after the Closing Date (which shall be separate and apart from his legal fees for work performed in connection with the negotiation, drafting and closing under this Agreement).

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                        (G) The power of attorney granted by the Sellers to the
Sellers' Representative pursuant to this ss. 2(i) is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any of the Sellers.

            3. Representations and Warranties Concerning the Transaction.

            (a) The Sellers' Representations and Warranties. Each Seller represents and warrants to the Buyer that the statements contained in this ss. 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 3(a)), but only with respect to himself, herself or itself.

                        (i) Organization of Certain of the Sellers. The Seller
            (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation.

                        (ii) Authorization of Transaction. The Seller has full
            power and authority (including full corporate or other entity power and authority, as applicable) to execute and deliver this Agreement and the other documents referenced herein and to perform his, her, or its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Seller.

                        (iii) Noncontravention. Neither the execution and the
            delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is an entity, any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he, she or it is bound, or (C) result in the imposition or creation of a Lien upon or with respect to the Net Shares he, she, or it is transferring to the Buyer hereunder.

                        (iv) Brokers' Fees. Except for a broker's fee to be paid
            by all the Sellers to WGI from the Initial Payment on the Closing Date (and thereafter if there are increases in the Purchase Price), the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                        (v) The Shares. Immediately prior to the date of this
            Agreement, the Seller held of record and owned beneficially the number of Shares set forth next to his, her or its name in Column A of Schedule A and as of the Closing Date the Seller will hold of record and beneficially the number of Net Shares set forth next to his, her or its name in Column C of Schedule A, in both instances, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes (except Taxes payable by the Seller on the disposition thereof), Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this

            Agreement and the transactions contemplated hereby). The Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company, except as executed to effect the transactions contemplated by this Agreement.

            (b) The Buyer's Representations and Warranties. The Buyer represents and warrants to the Sellers that the statements contained in this ss. 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 3(b)).

                        (i) Organization of the Buyer. The Buyer is a
            corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                        (ii) Authorization of Transaction. The Buyer has full
            corporate power and authority to execute and deliver this Agreement and the other documents referenced herein and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Buyer.

                        (iii) Noncontravention. Neither the execution and the
            delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound.

                        (iv) Brokers' Fees. The Buyer has no Liability or
            obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Sellers could become liable or obligated.

                        (v) Investment. The Buyer is not acquiring the Shares
            with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.


            4. Representations and Warranties Concerning the Company. Except as otherwise expressly provided below, as used in this ss. 4, the term "Company" does not include Albert. The Company represents and warrants to the Buyer that the statements contained in this ss. 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 4), except as set forth in the disclosure schedule delivered by the Company to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss. 4.

            (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is in good standing and is qualified and licensed to do business in every jurisdiction in which the nature of its business and operations would require qualification as a foreign corporation. The Company has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

            (b) Authorization of Transaction. The Company has full corporate power and authority to execute and deliver this Agreement and the other documents referenced herein and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Company.

            (c) Capitalization. The entire authorized capital stock of the Company consists of 1,250,000 shares of common stock, $0.10 par value, of which immediately prior to the transactions set forth in ss.5, 903,652 shares were issued and outstanding, 10,000 shares were held in treasury and 110,506 shares were issuable upon exercise of outstanding stock options, and on the Closing Date following the transactions set forth in ss. 5, 917,112.63 shares are issued and outstanding, 107,045.37 shares are held in treasury and no shares are issuable upon exercise of outstanding stock options. All of the issued and outstanding shares have been duly authorized, are validly issued, fully paid, and nonassessable, and such Shares are held of record by the respective Sellers as set forth in Schedule A and were not issued in violation of any preemptive rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

            (d) Noncontravention. Neither the execution and the delivery of this Agreement and the documents referenced herein by the Sellers and the Company, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel (except as described in ss. 4(d) of the Disclosure Schedule), or require any notice under any Contract, Permit or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of the Company's assets). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or continue the effectiveness of any Permits relating to the Business following the Closing.

            (e) Brokers' Fees. Except for its obligation to pay WGI a broker's fee (which obligation will be paid by the Sellers) the Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (f) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the material properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for the encumbrances set forth on ss. 4(f) of the Disclosure Schedule ("Permitted Encumbrances"), properties disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, and the items of personal property owned by employees and described in ss.4(o) of the Disclosure Schedule. The Company has delivered to the Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to such property or interests.

            (g) Subsidiaries. The Company has one subsidiary, Albert, a Georgia corporation, which will be or has been disposed of prior to the Closing in accordance with ss. 5 below and the Company does not control, directly or indirectly, or have any direct or indirect equity participation in any other Person.

            (h) Financial Statements. The Company has delivered to the Buyer herewith the following financial statements of the Company (collectively the "Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income as of and for the fiscal years ended December 31, 2002, 2003, and 2004 (including Albert) (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheets and statements of income (exclusive of Albert) (the "Most Recent Financial Statements") as of and for the three months ended March 31, 2005 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared based upon the books and records of the Company applied on a consistent basis throughout the periods covered thereby (except as specifically agreed herein), present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are consistent with the books and records of the Company (which books and records are correct and complete in all material respects), and provide adequate reserves for inventory, accounts receivable and warranty claims; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items and do not include the assets or liabilities or results of operations of Albert (other than trade payables due to Albert in the ordinary course of business).

            (i) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, the Business of the Company has been operated in the Ordinary Course of Business and there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting or being limited by the generality of the foregoing, except as set forth in ss. 4(i) of the Disclosure Schedule, since that date:

                        (i) the Company has not sold, leased, transferred, or
            assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business and other than the disposition of the Albert stock and the note receivable from Albert pursuant to ss. 5 below;

                        (ii) the Company has not entered into any agreement,
            contract, lease, pricing arrangement or license (or series of related agreements, contracts, leases, pricing arrangements and licenses) either involving more than $10,000 (and not terminable on 30 days notice) or outside the Ordinary Course of Business;

                        (iii) the Company has not, nor has it received notice
            that any other party has, accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which it or its assets are bound;

                        (iv) the Company has not imposed or, to its Knowledge,
            permitted any Lien upon any of its assets other than Permitted Encumbrances;

                        (v) the Company has not made any capital expenditure (or
            series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                        (vi) the Company has not made any capital investment in,
            any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                        (vii) the Company has not issued any note, bond, or
            other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 in the aggregate or outside the Ordinary Course of Business;

                        (viii) the Company has not delayed or postponed the
            payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                        (ix) the Company has not cancelled, compromised, waived,
            or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business other than the exchange of the note receivable from Albert (in an amount of $317,184.29 as of April 20, 2005) in accordance with ss. 5 hereof;

                        (x) the Company has not transferred, assigned, or
            granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                        (xi) there has been no change made or authorized in the
            charter or bylaws of the Company;

                        (xii) the Company has not issued, sold, or otherwise
            disposed of any of its capital stock (other than in connection with the exercise of the options shown in Schedule A), or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                        (xiii) the Company has not declared, set aside, or paid
            any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except for the distribution of the Albert stock in accordance with ss. 5 hereof;

                        (xiv) the Company has not cancelled, compromised,
            waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business except for the exchange of the Albert note receivable in accordance with ss.5 hereof;

                        (xv) the Company has not experienced any damage,
            destruction, or loss (whether or not covered by insurance) individually, in the aggregate, more than $10,000 to its property;

                        (xvi) the Company has not made any loan to, or entered
            into any other transaction with, any of its directors, officers, employees or stockholders outside the Ordinary Course of Business, except for the transactions described in ss. 5 hereof;

                        (xvii) except for Stay Pay Agreements with 5 employees
            and the employment agreements described in ss.8(a)(ix), the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                        (xviii) the Company has not (a) granted any increase in
            the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business or (b) made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

                        (xix) the Company has not adopted, amended, modified, or
            terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit

            Plan), except for amendments to the Company's 2000 Long Term Stock Incentive Plan as described in ss.4(i) of the Disclosure Schedule;

                        (xx) the Company has not made or pledged to make any
            charitable or other capital contribution outside the Ordinary Course of Business;

                        (xxi) no material customer, supplier, representative,
            distributor, lessee, or lessor has terminated or given notice of its intent to terminate or, to the Company's Knowledge, threatened to terminate its relationship with the Company;

                        (xxii) to the Company's Knowledge, there has not been
            any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company or the Company's assets which would have a material adverse effect on the Company;

                        (xxiii) the Company has not discharged a material
            Liability or Lien outside the Ordinary Course of Business (except for payment on the Closing Date of the Merrill Lynch Indebtedness);

                        (xxiv) the Company has not made any loans or advances of
            money, except for amounts represented by the note receivable from Albert;

                        (xxv) the Company has not disclosed any Confidential
            Information (except to the Sellers in connection with this Agreement); and

                        (xxvi) the Company has not committed to any of the
            foregoing.

            (j) Undisclosed Liabilities. The Company does not have any Liability (and the Company has received no notice of any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth in the Most Recent Balance Sheet (including any Liabilities specified or quantified in the notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

            (k) Legal Compliance. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Authorities, and the Company has received no notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. The Company possesses, and is in compliance with, the terms and conditions of, all franchises, consents, approvals, licenses, permits, certificates and other authorizations ("Permits") from any Governmental Authority that are necessary for the ownership of its assets and the conduct of its business as presently conducted in the Ordinary Course of Business. With respect to each such Permit: (A) to the Company's Knowledge the Permit is in full force and effect; (B) the Company is not in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or permit termination or modification of the Permit; and (C) to the Company's Knowledge the Permit will continue in full force and effect on identical terms for the benefit of the Buyer following the consummation of the transactions contemplated hereby.

            (l) Tax Matters.

                        (A) The Company has timely filed all material Tax Returns that it was required to file (taking into account applicable extensions), and all such Tax Returns are correct and complete. (The return for 2004 is on extension until September 15, 2005, but all estimated taxes due have been paid). The Company has paid on a timely basis or fully reserved for all Taxes that were or will be due and owed by the Company (whether or not shown on such Tax Returns) with respect to any periods ending on or prior to the Closing Date. The unpaid Taxes of the Company did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserves for "deferred Taxes" or similar items that reflect timing differences between Tax and financial accounting principles) set forth on the face of the Most Recent Financial Statement (rather than in any notes thereto). All Taxes attributable to periods commencing after the date of the Preliminary Balance Sheet have arisen in the Ordinary Course of Business and are consistent with regard to type and amount with Taxes incurred in comparable historical periods. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected in connection with any amounts paid or owing to any employee, independent contractor or stockholder and, to the extent required, have been paid to the proper Governmental Entity.

                        (B) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies filed by or on behalf of, assessed against or agreed to by the Company for any period commencing after December 31, 1999. The Company has made available to the Buyer correct and complete copies of all other material Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods commencing after December 31, 1999. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has not been informed in writing by any Governmental Entity that the Governmental Entity believes that the Company was required to file any material Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to or been the beneficiary of an extension of time with respect to a Tax Return, assessment or deficiency.

                        (C) The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, nor is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" as defined in Section 280G of the Code (determined without regard to Section 280G(b)(4) of the Code or any similar provision of law in any jurisdiction);
(iv) does not have any actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; (v) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); and (vi) is not a party to or bound by any tax allocation or sharing agreement.

                        (D) The Company has not undergone, nor will it undergo solely as a result of the consummation of the transactions contemplated by this Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

                        (E) There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits or similar items under Sections 382 or 383 of the Code or comparable provisions of state law (other than any such limitation arising as a result of (i) the consummation of the transactions contemplated by this Agreement, excluding the transaction described in ss.5 or (ii) the remaining usable life of such losses or credit).

                        (F) Except for the distribution of the Albert stock as described in ss. 5 below, the Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 or 361 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code).

                        (G) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any comparable provision of law in any jurisdiction) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

                        (H) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

                        (I) Notwithstanding any other provision of this Agreement, none of the Sellers will have any obligation under this Agreement with respect to tax effects on the Company occasioned by any election made by the Buyer after the Closing Date, including without limitation any election under ss.338 of the Code, except as required by law or by any Governmental Authority.

                        (J) The Company has fully accrued for Taxes and related amounts resulting from the distribution of the stock of Albert pursuant to ss. 5.

            (m) Real Property.

                        (i) The Company does not own any real property. ss.
            4(m)(i) of the Disclosure Schedule lists and describes briefly the only real property leased or subleased to or otherwise occupied by the Company (such real property together with all buildings and other improvements thereon, the "Leased Real Property").

                        (ii) Regarding the existing lease with respect to the
            Leased Real Property (the "Existing Lease"):

                                    (A) the Existing Lease is legal, valid,
                        binding, enforceable, and in full force and effect;

                                    (B) the Existing Lease will continue to be
                        legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (C) the Company is not, and to the Knowledge
                        of the Company no other party to the Existing Lease is, in breach or default, and to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (D) the Company has not, and to the
                        Knowledge of the Company no other party to the Existing Lease has, repudiated any provision thereof;

                                    (E) there are no oral agreements or
                        forbearance programs in effect, or to the Knowledge of the Company any disputes, as to the Existing Lease;

                                    (F) the Company has not, prior to the
                        acquisition of the Net Shares by the Buyer, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Existing Lease;

                                    (G) to the Company's Knowledge, the Leased
                        Real Property has received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and has been operated and maintained in accordance with applicable laws, rules, and regulations; and

                                    (H) the Leased Real Property is supplied
                        with utilities and other services necessary for the operation of said facilities.

            (n) Intellectual Property.

                        (i) The Company owns or has the right to use pursuant to
            license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its business as presently conducted. The Company possesses all right, title and interest in and to each item of owned Intellectual Property, free and clear of any Security Interest or other restriction or claim. With respect to each material item of Intellectual Property that any third party owns and that the Company uses, the license, sublicense, agreement or permission pursuant to which the Company has the right to use such item is legal, valid, binding, enforceable and in full force and effect. Each material item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each material item of Intellectual Property that it owns or uses.

                        (ii) ss. 4(n) of the Disclosure Schedule identifies each
            material item of Intellectual Property owned or used by the Company in the Business. ss. 4(n)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. ss. 4(n)(ii) of the Disclosure Schedule also identifies each registered or unregistered trade name, service mark or trademark used by the Company in connection with any part of the Business. The Company has delivered to the Buyer correct and complete copies of all licenses, sublicenses, agreements, and permissions (as amended to date) relating to material Intellectual Property.

                        (iii) The Company has not interfered with, infringed
            upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and, except as described on ss.4(n) of the Disclosure Schedule, the Company has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Company's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

            (o) Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. All agreements pursuant to which any such assets are leased are set forth in ss.4(o) of the Disclosure Schedule. Each such material tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

            (p) Inventory. Except as reserved on the Preliminary Balance Sheet, the inventory of the Company is fit for the purpose for which it was procured or manufactured, and none of such Inventory is obsolete, damaged, or defective. Each item of inventory of the Company is valued in the Financial Statements at average cost (except for the year ended December 31, 2002, when inventory was valued at the lower of cost or market, on a FIFO basis). ss.4(p) of the Disclosure Schedule sets forth the locations of the inventory and the approximate dollar amounts thereof at April 27, 2005.

            (q) Contracts. ss. 4(q) of the Disclosure Schedule lists all purchase orders, contracts, commitments, obligations, plans, agreements, instruments, arrangements, understandings, bids, undertakings and proposals written or oral including all amendments and supplements thereto, or series of any of the foregoing, to which the Company is a party or by which any of its assets are bound involving consideration in excess of $10,000 per year or which are otherwise material to the Company (including, without limitation, any Contract concerning confidentiality or non-competition or limiting the Company's ability to do business in any line of business or geographical area) (the "Contracts"). The Company has delivered to the Buyer a correct and complete copy of each written Contract listed in ss. 4(q) of the Disclosure Schedule (as amended to date) (other than purchase orders submitted to the Company, correct and complete copies of which have been made available to the Buyer, but not delivered) and a written summary setting forth the terms and conditions of each oral Contract referred to in ss. 4(q) of the Disclosure Schedule. Other than purchase orders cancelable upon less than 30 days' notice, with respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect; (B) to the Company's Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (C) the Company has not and, to the Company's Knowledge, no other party has repudiated any provision of any Contract. Except as set forth in ss. 4(q) of the Disclosure Schedule, (i) no purchase Contracts of the Company are in excess of the normal and ordinary requirements of the Company and (ii) the Company is not, and from and after the Closing will not be, contractually restricted from carrying out its business in any geographic area. There are no outstanding powers of attorney executed on behalf of the Company. The Company is not a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

            (r) Insurance. ss. 4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, title, officer and shareholder life, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 2 years:

                        (i) the name, address, and telephone number of the
            agent;

                        (ii) the name of the insurer, the name of the
            policyholder, and the name of each covered insured;

                        (iii) the policy number and the period of coverage;

                        (iv) the scope (including an indication of whether the
            coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

                        (v) a description of the annual premiums payable,
            deductibles and limits with respect thereto and any retroactive premium adjustments or other loss-sharing arrangements; and

                        (vi) the claims history of the Company with respect to
            such policy.

Except as set forth in ss. 4(r) of the Disclosure Schedule, there are no claims pending under any of said policies or bonds or disputes with underwriters, and all premiums due and payable have been paid. Except as set forth in ss. 4(r) of the Disclosure Schedule, there are no pending or threatened terminations with respect to any of such policies and bonds and the Company is in compliance with all conditions contained therein. All such policies and bonds are in full force and effect. True, correct and complete copies of each such insurance policy have been delivered to the Buyer. ss. 4(r) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

            (s) Litigation. ss. 4(s) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss. 4(s) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company.

            (t) Warranty. Except for deficiencies that are de minimis in the aggregate, each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Most Recent Balance Sheet (or specified or quantified in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. ss. 4(t) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in ss. 4(t) of the Disclosure Schedule.

            (u) Employees. To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. All salaried employees of the Company are listed in ss. 4(u) of the Disclosure Schedule. The qualifications of each employee of the Company for employment under applicable immigration laws have been reviewed, a properly completed Form I-9 is on file with respect to each such employee, as applicable, and the Company has complied with the Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and the Company has no Knowledge of any basis for any claim that the Company is not in compliance with the terms thereof.

            (v) Employee Benefits. ss. 4(v) of the Disclosure Schedule lists each Employee Benefit Plan maintained by the Company or to which the Company is obligated (or at any time within the last six years, has been obligated) to contribute or with respect to which the Company has any Liability ("Company Employee Benefit Plans"). None of the Company Employee Benefit Plans that are not qualified plans under Section 401(a) of the Code and exempt from income taxation under Section 501(a) of the Code provides or promises benefits to ex-employees (including retirees) of the Company and its dependents and beneficiaries, except as specifically required under Section 4980B of the Code with respect to continuation of coverage. All Company Employee Benefit Plans have been operated in accordance with their terms. All Company Employee

Benefit Plans that are not Multiemployer Plans and that are subject to the terms of ERISA, the Code, or other statutes, laws, ordinances, codes, rules and regulations comply in all material respects with ERISA, the Code, and such other statutes, laws, ordinances, codes, rules and regulations, as applicable. In the case of each Company Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code and exempt from income taxation under
Section 501(a) of the Code, a determination has been received within the last two years from the appropriate District Director of the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code and the trust created thereunder is exempt from federal taxation under Section 501(a) of the Code. No such Company Employee Benefit Plan has incurred any accumulated funding deficiency (within the meaning of ERISA or the Code) and the Company does not have any Liability or potential Liability on account of an accumulated funding deficiency with respect to any Company Employee Benefit Plan. There has been no transaction involving any Company Employee Benefit Plan which is a "prohibited transaction" under ERISA or the Code in connection with which the Company would be subject to Liability under ERISA or any tax liability imposed by the Code, or which would subject any Company Employee Benefit Plan or the Company to a penalty under ERISA, the Code or any other statute, law, ordinance, code, rule or regulation. There has been no complete or partial termination of any Company Employee Benefit Plan. None of the Company Employee Benefit Plans provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby.

                        The market value of assets under each Company Employee Benefit Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with the provisions of ERISA and the Code applicable to an Employee Benefit Plan terminating on the date such determination is made.

                        No suit, action, claim, proceeding, investigation or arbitration has been made or instituted or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or any assets thereof; except for routine claims for benefits made in accordance with the terms thereof.

                        All contributions or payments required to be made to such Company Employee Benefit Plans by their terms, the terms of any relevant collective bargaining agreement(s) or any other applicable law, before or after the Closing Date, with respect to all periods or events occurring prior to the Closing Date (including all insurance premiums) have been properly paid or accrued (to the extent required under ERISA or the Code) on the books of account of the Company prior to the Closing Date (including, without limitation, a pro rata share with respect to any period including the Closing Date based on the ratio of the number of days in such period to the total number of days in the fiscal year of the applicable Company Employee Benefit Plan). The Liabilities for all benefits provided pursuant to the Company Employee Benefit Plans have been truly and accurately provided for on the books of account of the Company.

                        True, complete and accurate copies of the documents setting forth the terms of each Company Employee Benefit Plan, including, without limitation, plans, agreements, amendments, trusts and all related contracts and other agreements (including, without limitation, corporate resolutions and minutes relating to any Company Employee Benefit Plan) and, where applicable, copies of each Company Employee Benefit Plan's: (i) most recent summary plan descriptions and modifications thereto; (ii) notices distributed to employees, consultants, agents, dependents and other beneficiaries with regard to any Company Employee Benefit Plan and any continuation of coverage required under law; (iii) most recent favorable Internal Revenue Service determination letters; (iv) five most recent annual reports (IRS Forms 5500), including, without limitation, audited financial statements (if any) and all schedules thereto; and (v) five most recent actuarial reports, have heretofore been delivered to the Buyer. There are no oral modifications to any of such Company Employee Benefit Plans.

            (w) Environmental, Health, and Safety Matters.

                        (i) The Company has complied and is in compliance in all
            material respects with all Environmental, Health, and Safety Requirements.

                        (ii) Without limiting the generality of the foregoing,
            the Company has obtained and complied with, and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

                        (iii) The Company has not received any written or oral
            notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

                        (iv) To the Company's Knowledge, none of the following
            exists at any property or facility owned or operated by the Company:
            (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas. The Company uses a glue that contains cyclohexanone, a hazardous substance. The Company has furnished the Buyer with an MSDS regarding this product. The Company also uses Super Bonder 496 Instant Adhesive, which contains cyanocrylate, and the Company has provided the Buyer an MSDS regarding this product.

                        (v) The Company has not treated, stored, disposed of,
            arranged for or permitted the disposal of, transported, handled, or released any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                        (vi) Except as set forth in ss. 4(w) of the Disclosure
            Schedule, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Authorities or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                        (vii) The Company has not, either expressly or by
            operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

            (x) Certain Business Relationships with the Company. Except as set forth in ss. 4(x) of the Disclosure Schedule, no Seller or any Affiliate of a Seller has been involved in any business arrangement or relationship with the Company within the past 12 months, and none of the Sellers owns any asset, tangible or intangible, which is used by the Company.

             (y) Company Products. Since January 1, 2000, except as set forth in ss. 4(y) of the Disclosure Schedule:

                        (i) there have not been any written notices, citations or published decisions by any Governmental Authority that any Company Product is defective or fails to meet any applicable regulations or standards promulgated by any such Governmental Authority;

                        (ii) To the Company's Knowledge, each of the Company's clinical investigators has complied in all material respects with the applicable laws and specifications with respect to design, manufacture, labeling, testing and inspection of each Company Product promulgated by the United States Food and Drug Administration (the "FDA") or any other Governmental Authority having authority and jurisdiction over the Company and/or a Company Product ("Regulatory Requirements"). The Regulatory Requirements include quality system regulations (QSR), current good manufacturing practices (cGMP) regulations, good clinical practices (GCP) regulations, good laboratory practices (GLP) regulations, and adverse event reporting requirements;

                        (iii) The Company has made all submissions (of any kind and in any written, electronic, oral, or other forms) in connection with Company Products that are required by Regulatory Requirements. These submissions include adverse event reports to a Governmental Authority and communications with clinical investigators. All submissions and representations concerning Company Products which the Company has made to any Governmental Authority or clinical investigator have been made in good faith, and have contained accurate and complete data and information in all material respects;

                        (iv) there have been no recalls, field notifications or seizures ordered or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Company Product;

                        (v) the Company has not received any warning letter or
Section 305 notice from the FDA; and

                        (vi) the Company has not received any written notice that there exist any reasonable grounds for a claim of defectiveness of any Company Product or for the recall of any Company Product. No Person has been required to file any written notification or other written report with or provide information to any Governmental Authority or product safety standards organization or to disclose any information to any Person or the public at large with respect to actual or potential defects, hazards or adverse events with respect to any Company Product.

            (z) Disclosure. The representations and warranties contained in this ss. 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss. 4 not misleading.

            5. Disposition of Albert Stock and Note Receivable. On or immediately prior to the Closing Date, and as a part of the Closing, but after the exercise of any outstanding options to purchase Company stock and the exchange of the Company's note receivable from Albert for 9,900 shares of Albert common stock, all as approved by the Company's directors and/or shareholders, the Company shall distribute all shares of capital stock of Albert held by the Company, free and clear of all encumbrances, pro rata in exchange for certain shares of the Company's capital stock (including shares acquired by the holders of the Company's options, all of which will be exercised on or immediately prior to the Closing) as reflected on Schedule A hereto. As a result of the foregoing, on the Closing Date, each Seller shall own such Seller's "Net Shares" (being the number of shares reflected in Column C of Schedule A) opposite the name of such Seller.

            6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each Seller who executes this Agreement, the Company and the Buyer will use his, her, or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in ss. 8 below).

            (b) Notices and Consents. The Company will give any notices to third parties, and use its best efforts to obtain any third party consents referred to in ss. 4(d) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss. 3(a)(ii), ss. 3(b)(ii), and ss. 4(d) above.

            (c) Operation of Business. The Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except as provided in ss. 5. Without limiting the generality of the foregoing, except as provided in ss. 5, the Company will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss. 4(i) above.

            (d) Preservation of Business. The Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

            (e) Full Access. The Company will permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

            (f) Notice of Developments. The Company will give prompt written notice to Buyer of any development causing a breach of any of the representations and warranties in ss. 4 above. Each Party will give prompt written notice to the others of any development causing a breach of any of his, her or its own representations and warranties in ss. 3 above. Upon receipt by the Buyer of any such notice provided in the foregoing two sentences with respect to the Company or any Seller, the Buyer shall have the right to terminate this Agreement within five (5) business days of receipt of such notice; provided that, if the Buyer does not terminate this Agreement, it shall be deemed to have accepted a revised Disclosure Schedule incorporating the developments set forth in the notice. Upon receipt by the Sellers' Representative of any such notice provided in the first two sentences of this ss. 6(f) with respect to the Buyer, the Sellers' Representative shall have the right to terminate this Agreement within five (5) business days of receipt of such notice; provided that, if the Sellers' Representative does not terminate this Agreement, it shall be deemed to have accepted a disclosure schedule incorporating the developments set forth in the notice.

            (g) Exclusivity. Neither the Sellers nor the Company will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Shares in favor of any such acquisition. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

            (h) Tax Matters. Without the prior written consent of the Buyer, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or Albert, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the

Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

            7.Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss. 9 below).

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss. 9 below).

            (c) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The preceding sentence shall not apply with respect to any decision made after the Closing Date by Albert or any entity in which any Seller has an equity interest or is an officer or director as of the Closing Date to change its business relationship with the Company or to cease to do business as a licensor, customer or supplier or other business associate of the Company.

            (d) Confidentiality. The Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that the Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Company promptly of the request or requirement so that the Buyer or the Company may seek an appropriate protective order or waive compliance with the provisions of this ss. 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Sellers shall use his, her or its best efforts to obtain, at the request of the Buyer or the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer or the Company shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure through no fault of the Sellers.

            (e) Covenant Not to Compete. The Key Sellers agree as follows:

                        (i) For a period of four (4) years from and after the Closing Date (the "Noncompetition Period"), none of the Key Sellers will engage directly or indirectly in any business that is competitive with the Business in any geographic area in which the Business is conducted or in which the Buyer plans to conduct the Business as of the Closing Date; provided, however, that for avoidance of doubt, the business of developing, assembling or selling subassemblies or parts contained within liquid infusion devices, blood pressure cuffs, and blood transfusion filters (but not entire liquid infusion devices, blood pressure cuffs, and blood transfusion filters) shall not constitute engaging in a business that is competitive with the Business for purposes of this sentence; and provided, further, that this sentence shall not prevent a Key Seller from working solely as an employee of a division of a company where such division does not conduct any business that is competitive with the Business, even though the company owning such division may do so; and provided, further, that Roger Hall shall not be deemed in violation of this sentence by virtue of the fact that T-Med, an entity of which he is an officer and director, develops, assembles and sells blood pressure cuffs with a separate internal bladder. During the period of four (4) years from and after the Closing Date (the "Non-Solicitation Period"), Key Sellers shall not induce or attempt to induce any customer or supplier of the Company or any Affiliate to terminate its relationship with the Buyer or any Affiliate or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Company which might harm the Company or any Affiliate. During the Non-Solicitation Period, the Key Sellers shall not on behalf of any entity other than the Company or an Affiliate, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Company or an Affiliate; provided, however, that the parties acknowledge that James M. Shepherd, Jr. and Robert C. Crosby are officers and/or directors of Albert and Roger Hall is an officer and director of T-Med, and their continuing service as such shall not violate the prohibitions set forth in this sentence. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss. 7(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                        (ii) Each of the Key Sellers acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this ss. 7(e) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Key Sellers agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this ss. 7(e) and to enforce specifically this ss. 7(e) and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in ss. 11(n) below), in addition to any other remedy to which they may be entitled, at law or in equity.

                        (iii) Notwithstanding the preceding provisions of ss.7(e)(i) and (ii) above, nothing in this ss.7(e) shall apply or be deemed to apply to John A. Schoen with respect to any action or activity of The Metrix Company, an entity of which John A. Schoen is a controlling shareholder. In addition, if a Key Seller is a holder of a minority interest in the capital stock of a company that following the Closing Date becomes a entity that is competitive with the Business, the mere ownership of such capital stock shall not be deemed to violate the preceding provisions of ss.7(e)(i) above as long as such Key Seller is not in any other way affiliated with such entity (whether as an employee, director, officer, consultant or otherwise).

            8. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                        (i) the representations and warranties set forth in ss.
            3(a) and ss. 4 above shall be true and correct at and as of the Closing Date;

                        (ii) The Sellers and the Company shall have performed
            and complied with all of their covenants hereunder through the Closing;

                        (iii) The Sellers and the Company shall have procured
            all of the third party consents specified in ss. 4(d) of the Disclosure Schedule;

                        (iv) All of the Sellers shall have executed this
            Agreement and the other agreements contemplated herein; all Sellers shall have delivered to the Sellers' Representative all of their Net Shares, together with stock powers endorsed to the Buyer or in blank, to be held in escrow and delivered to the Buyer at Closing.

                        (v) The Company shall have completed the transactions
            concerning Albert that are described in ss. 5 above.

                        (vi) no action, suit, or proceeding shall be pending or
            threatened before any court or quasi-judicial or administrative agency of any federal, state, county, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Company and operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                        (vii) The Company and the Sellers' Representative shall
            have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss. 8(a)(i)-(vi) is satisfied in all respects;

                        (viii) The Sellers and the Buyer shall have received all
            authorizations, consents, and approvals of Governmental Authorities referred to in ss. 3(a)(ii), ss. 3(b)(ii) and ss. 4(b) above, and none of such authorizations, consents, and approvals shall contain any terms, limitations, or conditions which the Buyer determines in good faith to be materially burdensome to the Buyer;

                        (ix) James Shepherd, Roger Hall and Wayne Emmert shall
            have executed employment agreements in form and substance satisfactory to the Buyer;

                        (x) the Buyer shall have received from each Seller an
            executed general release in form and substance as set forth in Exhibit B attached hereto;

                        (xi) the Buyer shall have received such pay-off letters
            and releases relating to the Merrill Lynch Indebtedness as it shall have requested and such pay-off letters shall be in form and substance satisfactory to it;

                        (xii) the Buyer shall have received UCC, judgment lien
            and tax lien searches with respect to the Company, the results of which indicate no liens on the Company's assets other than those as to which the Company has delivered releases and terminations of lien satisfactory to the Buyer;

                        (xiii) the Company shall have delivered evidence
            reasonably satisfactory to the Buyer of its corporate organization and proceedings and its existence in each jurisdiction in which it is incorporated, including evidence of such existence as of the Closing;

                        (xiv) all actions to be taken by the Sellers and the
            Company in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer; and

                        (xv) the Buyer shall have obtained financing to
            consummate the transactions contemplated by this Agreement, which financing shall be satisfactory in the Buyer's sole discretion.

The Buyer may waive any condition specified in this ss. 8(a) if it executes a written instrument so stating at or prior to the Closing.

            (b) Conditions to Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

                        (i) the representations and warranties set forth in ss.
            3(b) above shall be true and correct at and as of the Closing Date;

                        (ii) the Buyer shall have performed and complied with
            all of its covenants hereunder through the Closing;

                        (iii) no action, suit, or proceeding shall be pending or
            threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                        (iv) the Buyer shall have delivered to the Sellers'
            Representative a certificate to the effect that each of the conditions specified above in ss. 8(b)(i)-(iii) is satisfied in all respects;

                        (v) the Buyer, the Sellers and the Company shall have
            received all authorizations, consents, and approvals of Governmental Agencies referred to in ss. 3(a)(ii), ss. 3(b)(ii) and ss. 4(b) above;

                        (vi) All of the Sellers shall have executed this
            Agreement and the other agreements contemplated herein; all Sellers shall have delivered to the Sellers' Representative all of their Net Shares, together with stock powers endorsed to the Buyer or in blank, to be held in escrow and delivered to the Buyer at Closing.

                        (vii) The Company shall have completed the transactions
            concerning Albert that are described in ss. 5 above.

                        (viii) the Company shall have executed the employment
            agreements described in ss. 8(a)(ix) above; and

                        (ix) all actions to be taken by the Buyer in connection
            with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers' Representative.

The Sellers' Representative may waive any condition specified in this ss. 8(b) if he executes a written instrument so stating at or prior to the Closing.

            9. Remedies for Breaches of this Agreement.

            (a) Survival of Representations and Warranties.

            The representations and warranties of each Seller contained in ss. 3(a) of this Agreement shall survive the Closing and continue in full force and effect for a period of fifteen (15) months after the Closing Date; provided that the representations and warranties contained in ss. 3(a)(v) shall continue in full force and effect indefinitely. The representations and warranties of the Company contained in ss. 4 of this Agreement shall survive the Closing and continue in full force and effect for a period of fifteen (15) months after the Closing Date; provided that the representations and warranties contained in ss. 4(b), ss. 4(c) and ss. 4(f) shall continue in full force and effect indefinitely and the representations and warranties contained in ss. 4(l) shall continue in full force and effect for a period equal to the applicable statute of limitations plus sixty (60) days. The representations and warranties of the Buyer contained in ss. 3(b) of this Agreement shall survive the Closing and continue in full force and effect for a period of fifteen (15) months after the Closing Date. This ss. 9 shall survive so long as any representations, warranties or indemnification obligations of any Party survive hereunder; provided that no claim may be brought for indemnification hereunder after the expiration of the survival period of the applicable representation or warranty in question. Each Party agrees that it shall not make an indemnification claim under this ss. 9 without a reasonable basis therefor.

            (b) Indemnification Provisions for Benefit of the Buyer.

                        (i) Subject to ss. 9(d) and ss. 9(e), in the event the
            Company breaches any of its representations and warranties contained in ss. 4 of this Agreement (other than the representations set forth in ss. 4(b), ss. 4(c), ss. 4(f) and ss. 4(l), which shall be covered pursuant to ss. 9(b)(iii) below), and, if there is an applicable survival period pursuant to ss. 9(a) above, provided that the Buyer makes a good faith written claim for indemnification to the Sellers' Representative pursuant to ss. 11(h) below within such survival period, which written claim shall, to the extent possible, identify the basis for indemnification and any relevant facts forming the basis for such claim, then each of the Sellers agrees to indemnify the Buyer and any Affiliate thereof from and against the entirety (subject to ss. 9(d) and ss. 9(e) below) of any Adverse Consequences the Buyer or such Affiliate may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or such Affiliate may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                        (ii) Subject to ss. 9(d) and ss. 9(e), in the event any
            Seller breaches any of any of his, her or its representations and warranties contained in ss. 3 of this Agreement (other than the representations set forth in ss. 3(a)(v), which shall be covered pursuant to ss. 9(b)(iii) below), and, if there is an applicable survival period pursuant to ss. 9(a) above, provided that the Buyer makes a good faith written claim for indemnification to and against the breaching Seller pursuant to ss. 11(h) below within such survival period, which written claim shall, to the extent possible, identify the basis for indemnification and any relevant facts forming the basis for such claim, then such breaching Seller agrees to indemnify the Buyer and any Affiliate thereof (but only as to such Seller and not as to other Sellers) from and against the entirety (subject to ss. 9(d) and ss. 9(e)) of any Adverse Consequences the Buyer or such Affiliate may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or such Affiliate may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                        (iii) In addition to the indemnification provided in ss.
            9(b)(i) and ss. 9(b)(ii), each of the Sellers agrees to indemnify the Buyer and any Affiliate thereof from and against the entirety (subject in the case of in ss. 9(b)(iii)(B) to the limitation set forth therein with respect to Sellers who are not Key Sellers) of any Adverse Consequences the Buyer and any Affiliate thereof may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                                    (A) Any breach of the representations and
            warranties set forth ss. 3(a)(v) (but only as to such Seller and not as to other Sellers); or

                                    (B) Such Seller's pro rata portion (based on
            percentage of the Purchase Price received by such Seller) of the Adverse Consequences arising from any breach of the representations and warranties set forth in ss. 4(b), ss. 4(c), ss. 4(f) and ss. 4(l), provided that if the Adverse Consequences set forth in this clause (B) exceed the undisbursed balance in the Escrow Account plus the amount of the additional Purchase Price that may be owed to the Sellers pursuant to ss. 2(e)(ii) above and that has not been disbursed to the Sellers pursuant to such ss. 2(e)(ii), then the Key Sellers shall share the entirety of such Adverse Consequences (beyond the undisbursed balance of the Escrow Account and the undisbursed portion of any additional Purchase Price owed pursuant to ss.2(e)(ii) above) on a pro rata basis (and not jointly and severally) and no further amounts shall be due from the Sellers who are not Key Sellers.

            (c) Indemnification Provisions for Benefit of the Sellers.

                        (i) In the event the Buyer breaches any of its
            representations and warranties contained in this Agreement, and, during the applicable survival period pursuant to ss. 9(a) above, provided that the Sellers' Representative makes a good faith written claim for indemnification against the Buyer pursuant to ss. 11(h) below within such survival period which written claim shall, to the extent possible, identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Sellers may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

            (d) Limitation on Indemnification. Anything to the contrary herein notwithstanding, in no event shall the Sellers have or assert any claim against the Buyer, or the Buyer have or assert any claim against the Sellers based upon or arising out of the breach of any representation or warranty pursuant to ss. 9(b)(i), ss. 9(b)(ii) or ss. 9(c)(i), unless, until and to the extent that the aggregate of all such claims underss. 9(c)(i), in the case of claims by the Sellers, or under ss. 9(b)(i) and ss. 9(b)(ii), in the case of claims by the Buyer, exceeds a Forty-Two Thousand Dollar ($42,000) aggregate threshold (the "Threshold").

            Notwithstanding anything set forth within the preceding paragraph, and for avoidance of doubt, the Threshold shall not apply to any breach of the representations and warranties which is the result of fraud or any breach of the representations and warranties contained in ss. 3(a)(v), ss. 4(b), (c), (f) and
(l) hereof.

            (e) Further Limitation on Indemnification; Right of Offset. Anything to the contrary herein notwithstanding, in no event shall the Sellers have any indemnification obligation to the Buyer under ss. 9(b)(i) or ss. 9(b)(ii) above, nor shall the Buyer have or assert indemnification claims against the Sellers under ss. 9(b)(i) or ss. 9(b)(ii) above, in an aggregate amount greater than the undisbursed balance in the Escrow Account plus the amount of the additional Purchase Price that may be owed to the Sellers pursuant to ss. 2(e)(ii) above and that has not been disbursed to the Sellers pursuant to such ss. 2(e)(ii). Sellers acknowledge and agree the Buyer shall have the right to offset its indemnification claims against any undisbursed balance in the Escrow Account and any undisbursed additional Purchase Price that may be owed to the Sellers pursuant to ss. 2(e)(ii) above. Buyer acknowledges and agrees it may assert any indemnification claim against any Seller pursuant to ss. 9(b)(i) or ss. 9(b)(ii) above only against undisbursed funds in the Escrow Account or the amount of any undisbursed additional

Purchase Price determined under ss. 2(e)(ii) and not against any Seller personally or against any other assets of any Seller.

            (f) Matters Involving Third Parties.

                        (i) If any third party shall notify any Party (the
            "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss. 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

                        (ii) Any Indemnifying Party will have the right to
            defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (subject to any applicable limitation in this ss. 9) of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder (which financial resources may include the undisbursed balance of the Escrow Account and any undisbursed additional Purchase Price owed pursuant to ss.2(e)(ii)), (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of the Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice), and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                        (iii) So long as the Indemnifying Party is conducting
            the defense of the Third Party Claim in accordance with ss. 9(f)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                        (iv) In the event any of the conditions in ss. 9(f)(ii)
            above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) subject to any applicable limitation in this ss. 9 the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible (subject to any applicable limitation in this ss. 9) for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss. 9.

            (g) Exclusive Remedy. Other than with respect to matters that constitute fraud, each party hereto acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ss. 9 (other than the equitable remedy of specific performance in connection with the breach of any covenant contained in this Agreement).

            10. Dispute Resolution.

            (a) Binding Arbitration. Other than disputes with respect to ss. 7(e) hereof, any dispute, claim or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) arising between or among any Party hereto in any way arising out of, pertaining to or in connection with the Company, the Acquisition or this Agreement, or any claim or dispute between any one or more of the Parties to this Agreement, shall, except as expressly and specifically noted to the contrary in this Agreement, be resolved by binding arbitration pursuant to this ss. 10. The foregoing matters shall be referred to as a "Dispute". Each of the Parties agrees on behalf of itself and its affiliates to arbitrate any Dispute unless the opposing party shall specifically waive arbitration in writing. Any Party to this Agreement may, by summary proceedings, bring an action in court to compel arbitration of any Disputes not referred to arbitration as required by this Agreement.

            (b) Governing Rules. All Disputes between the parties shall be resolved by binding arbitration in accordance with the terms of this Agreement, the Commercial Arbitration Rules of the American Arbitration Association, and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). In the event of any inconsistency between this Agreement and such statute and rules, this Agreement shall control. Judgment upon the award rendered by the arbitrators shall be binding and not subject to appeal, but may be reduced to judgment in any court having jurisdiction.

            (c) Statute of Limitations. All statutes of limitation of the State of Connecticut that would otherwise be applicable shall apply to any arbitration proceeding; provided, however, the survival periods for the assertion of indemnification claims as set forth in ss.9(a) shall control over any inconsistent statute of limitation.

            (d) Scope of Award; Modification or Vacation of Award; Qualifications. Unless the parties agree in writing to the contrary, all arbitration proceedings shall be arbitrated by a panel of three (3) independent arbitrators, each party to the Dispute selecting one independent arbitrator and the two so chosen selecting the third independent arbitrator. In the event that any of the three arbitrators shall not be serving, the others serving shall appoint a replacement from the same profession as the arbitrator not serving. The arbitrators shall resolve all Disputes in accordance with the applicable substantive law. The arbitrators may grant any remedy or relief that the arbitrators deem just and equitable and within the scope of this Agreement; provided, however, the arbitrators shall have no power to grant punitive or exemplary damages or grant damages in excess of amounts allowable under ss.9. The arbitrators may also grant such ancillary relief as is necessary to make effective the award. In all arbitration proceedings in which the amount in controversy exceeds $100,000, in the aggregate, the arbitrators shall make specific, written findings of fact and conclusions of law. In all arbitration proceedings in which the amount in controversy exceeds $100,000, in the aggregate, the Parties shall have, in addition to the limited statutory right, the right to seek vacation or modification of any award that is based in whole or in part on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for vacation or modification of an award based on any incorrect ruling of law must be filed in a court having jurisdiction over the Dispute within fifteen (15) days from the date the award is rendered. The arbitrators' findings of fact shall be binding on all Parties and shall not be subject to further review except as otherwise allowed by applicable law.

            (e) Confidentiality. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential (provided the Sellers' Representative may communicate with the Sellers and vice versa), except for disclosures of information required in the Ordinary Course of Business of the parties or by applicable law or regulation. In no event shall a Party issue a press release or discuss with or reveal to the press the existence or status of a dispute or the status of any arbitration proceeding.

            (f) Other Matters. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within one hundred eighty (180) days of the filing of the Dispute for arbitration by notice from either party to the other. Arbitration proceedings hereunder shall be conducted in Washington, D.C. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Connecticut Rules of Civil Procedure and applicable law. To the extent permitted by applicable law and the provisions and limitations of this Agreement, the arbitrators shall have the power to award recovery of all costs and fees (excluding attorney's fees, but including administrative fees and arbitrators' fees) to the prevailing party.

            11. Miscellaneous.

            (a) Incorporation of Exhibits, Annexes, and Schedules The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (b) Press Releases and Public Announcements. Except as required by applicable law or regulation, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers' Representative.

            (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (d) Entire Agreement This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including, but not limited to, the Letter of Intent between the Parties dated February 9, 2005.

            (e) Succession and Assignment This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers' Representative; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Buyer, provided such lenders are bound to the limitations on liability of the Sellers hereunder.

            (f) Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile or other electronic execution and delivery of this Agreement shall be valid and binding for all purposes.

            (g) Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Notices All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            If to the Sellers, in care of the Sellers' Representative:
            ----------------------------------------------------------

            Douglas R. Maxwell, Esquire
            Henderson Keasler Law Firm
            4309 Pablo Oaks Court, Suite Five
            Jacksonville, FL  32224

            If to the Buyer:
            ----------------

            CAS Medical Systems, Inc.
            44 East Industrial Road
            Branford, CT  06405
            Fax:  203-488-9438
            Attention: Chief Executive Officer

            Copy to:
            --------

            Wiggin and Dana LLP
            400 Atlantic Street
            Stamford, CT  06901
            Fax:  203-363-7676
            Attention: Michael Grundei

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, overnight courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            (i) Governing Law This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

            (j) Amendments and Waivers No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Sellers and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (k) Severability Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (l) Expenses Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (m) Construction The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            (n) Submission to Jurisdiction Strictly for the purposes of enforcing the provisions of ss. 7(e) hereof or to enforce an arbitration ruling pursuant to ss. 10 hereof, each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Connecticut, in any action or proceeding arising out of or relating to the foregoing matters and agrees that all claims in respect of the action or proceeding with respect to such matters may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in ss. 11(h) above. Nothing in this ss. 11(n), however, shall affect the right of any Party to bring any action or proceeding to enforce the provisions of ss. 7(e) hereof or to enforce an arbitration ruling pursuant to ss. 10 hereof in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.


                            [signature page follows]

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                     THE BUYER:

                                     CAS MEDICAL SYSTEMS, INC.



                                     By:  /s/ Louis P. Scheps
                                          ---------------------------
                                          Name: Louis P. Scheps
                                          Title: President and Chief Executive
                                                 Officer


                                     THE COMPANY:

                                     STATCORP, INC.


                                     By:  /s/ James M. Shepherd, Jr.
                                          ---------------------------
                                          Name:  James M. Shepherd, Jr.
                                          Title:  President


                                     THE SELLERS:

                                     Key Sellers:

                                     ALBERT HOLDINGS USA, INC.


                                     By: /s/ R. Petersen Frey
                                         ----------------------------
                                     Name: R. Petersen Frey
                                     Title:  Vice President


                                     BUNTER HOLDINGS


                                     By: /s/ R. Petersen Frey
                                         ----------------------------
                                     Name: R. Petersen Frey
                                     Title: Owner



                                    /s/ Robert C. Crosby
                                    ------------------------------
                                    Robert C. Crosby (including shares held
                                    jointly with Judith Crosby)

                                    /s/ Judith Crosby
                                    ------------------------------
                                    Judith Crosby (including shares held jointly
                                    with Robert C. Crosby)


                                    /s/ Roger Hall
                                    ------------------------------
                                    Roger Hall


                                    /s/ John A. Schoen
                                    ------------------------------
                                    John A. Schoen


                                    /s/ James M. Shepherd, Jr.
                                    ------------------------------
                                    James M. Shepherd, Jr.


                                    /s/ Susan Shepherd
                                    ------------------------------
                                    Susan Shepherd


                                    /s/ Andy Woods
                                    ------------------------------
                                    Andy Woods


                                    /s/ Wayne Emmert
                                    ------------------------------
                                    Wayne Emmert


                                    Other Sellers:


                                    /s/ William H. Anderson, II
                                    ------------------------------
                                    William H. Anderson, II


                                    /s/ James R. Balkcom, Jr.
                                    ------------------------------
                                    James R. Balkcom, Jr.


                                    /s/ F. Sibley Bryan, Jr.
                                    ------------------------------
                                    F. Sibley Bryan, Jr.


                                    /s/ Hubert D. Doss
                                    ------------------------------
                                    Hubert D. Doss


                                    /s/ Thomas B. Dyer
                                    ------------------------------
                                    Thomas B. Dyer

                                    /s/ Joseph W. Evans
                                    ------------------------------
                                    Joseph W. Evans


                                    /s/ Peter T. Giannini
                                    ------------------------------
                                    Peter T. Giannini


                                    /s/ William D. Moorer, Jr.
                                    ------------------------------
                                    William D. Moorer, Jr.


                                    RAM BAY CORPORATION


                                    By: /s/ W. H. Anderson
                                    ------------------------------
                                    Name:  W. H Anderson
                                    Title: Chairman


                                    /s/ George F. Rovegno
                                    ------------------------------
                                    George F. Rovegno


                                    /s/ James A. Rowell, Jr.
                                    ------------------------------
                                    James A. Rowell, Jr.


                                    /s/ Ronald L. Sawyer
                                    ------------------------------
                                    Ronald L. Sawyer


                                    /s/ Mr. & Mrs. Hugh Scott
                                    ------------------------------
                                    Mr. & Mrs. Hugh Scott


                                    /s/ Hugh Scott, Jr.
                                    ------------------------------
                                    Hugh Scott, Jr.


                                    /s/ S. Stephen Selig, III
                                    ------------------------------
                                    S. Stephen Selig, III


                                    /s/ Robert Stroud
                                    ------------------------------
                                    Robert Stroud

                                    STROUD FAMILY LP


                                    By: /s/ Robert A. Stroud
                                    ------------------------------
                                    Name: Robert A. Stroud
                                    Title: General Partner


                                    /s/ James L. Walden
                                    ------------------------------
                                    James L. Walden


                                    /s/ Denis Jacobs
                                    ------------------------------
                                    Denise Jacobs


                                    /s/ Nina VanDelinder Smith
                                    ------------------------------
                                    Nina VanDelinder Smith


                                    /s/ Liz Ryder
                                    ------------------------------
                                    Liz Ryder


                                    /s/ Nina Smith
                                    ------------------------------
                                    Nina Smith


                                    /s/ Shawn Gallagher
                                    ------------------------------
                                    Shawn Gallagher


                                    /s/ Kevin Tabery
                                    ------------------------------
                                    Kevin Tabery



THE UNDERSIGNED, being the appointed Sellers' Representative, hereby agrees to be bound by the terms and conditions of the foregoing Agreement, subject to Sellers' Representative's right to resign at any time by giving written notice to the Sellers.


                                    /s/ Douglas R. Maxwell
                                    ------------------------------
                                    Douglas R. Maxwell, Esq., as Sellers
                                    Representative

                                   APPENDIX A

                                   DEFINITIONS

            As used herein, the following terms have the respective meanings set forth below:

            "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys' fees and expenses.

            "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            "Affiliated Group" means any affiliated group within the meaning of Code ss. 1504(a) or any similar group defined under a similar provision of state or local law.

            "Albert" means Albert International, Inc., a Georgia corporation.

            "Base Qualifying Revenue" means Five Million Nine Hundred Seventy-Five Thousand Dollars ($5,975,000).

            "Business" has the meaning set forth in the recitals above.

            "Buyer" has the meaning set forth in the preface above.

            "Cash" means cash and cash equivalents (including marketable securities and short term investments) applied on a basis consistent with the preparation of the Financial Statements.

            "CERCLA" has the meaning set forth in ss. 4(w) above.

            "Closing" has the meaning set forth in ss. 2(g) above.

            "Closing Date" has the meaning set forth in ss. 2(g) above.

            "Closing Balance Sheet" has the meaning set forth in ss.2(d)(i) above.

            "Closing Working Capital" means the difference, as of the Closing Date, between (a) the sum of the net trade receivables, inventory, cash and cash equivalents, and other prepaid expenses of the Company, as reflected on the Closing Balance Sheet, less (b) the accounts payable and accrued expenses of the Company as reflected on the Closing Balance Sheet, in each case, determined in accordance with GAAP. The calculation of Closing Working Capital will include the cash paid to the Company by the holders of its options upon exercise thereof on or prior to the Closing Date and will exclude the Merrill Lynch Indebtedness, which the Buyer will pay in full on the Closing Date.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company Employee Benefit Plans" has the meaning set forth in ss. 4(v) above.

            "Company Product" means any product that is produced, manufactured, marketed, tested, distributed, sold or offered for sale by the Company to third parties in or outside of the United States, or at the written request of the Company has been approved for sale in or outside of the United States by any authorized Governmental Authority, whether or not such systems are or have been sold, offered for sale or approved for sale.

            "Confidential Information" means any information concerning the business and affairs of the Company that is not generally available to the public.

            "Contracts" has the meaning set forth in ss. 4(q) above.

            "Disclosure Schedule" has the meaning set forth in ss. 4 above.

            "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan (including any Multiemployer Plan), (b) Employee Welfare Benefit Plan, or (c) fringe benefit plan or program whether written or oral.

            "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

            "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

            "Environmental, Health, and Safety Requirements" shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

            "Environmental Liability" means any Liability arising under any Environmental, Health and Safety Requirements relating to or arising out of the ownership, use or operation of the Company's assets and business prior to the Closing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Existing Lease" has the meaning set forth in ss. 4(m)(ii) above.

            "Financial Statements" has the meaning set forth in ss. 4(h) above.

            "Governmental Authority" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court of the United States of America or any political subdivision thereof, or of any other country.

            "Indebtedness" of any Person means, in each case whether or not accrued on the books of such Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person upon which interest charges are customarily paid or which are evidenced by notes, bonds, debentures, credit agreements or similar agreements or investments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person under capitalized leases, (e) all obligations of such Person in respect of acceptances, letters of credit or letters of guaranty issued or created for the account of such Person, and (f) all liabilities secured by any Security Interest on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof.

            "Indemnified Party" has the meaning set forth in ss. 9(f)(i) above.

            "Indemnifying Party" has the meaning set forth in ss. 9(f)(i) above.

            "Initial Payment" has the meaning set forth in ss. 2(b) above.

            "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, diagrams, specifications, customer and supplier lists, catalogs, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation) (whether purchased or internally developed), (g) all other proprietary rights, (h) all information systems and management procedures, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

            "Key Sellers" means Albert Holdings USA, Inc., Bunter Holdings, Robert C. Crosby, Judith Crosby, Roger Hall, John A. Schoen, James M. Shepherd, Jr., Susan Shepherd, Andy Woods and Wayne Emmert.

            "Knowledge" means actual knowledge after reasonable investigation.

            "Leased Real Property" has the meaning set forth in ss. 4(m)(i) above.

            "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "Liens" means any lien, claim, security interest, mortgage, pledge, restriction, covenant, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

            "Measurement Period" has the meaning set forth in ss. 2(c)(ii) above.

            "Merrill Lynch Indebtedness" means collectively all components due on a particular date as principal, interest and premium (if any) under the Merrill Lynch Line of Credit and the Merrill Lynch Term Loan.

            "Merrill Lynch Line of Credit" means the line of credit in the maximum principal amount of $350,000 from Merrill Lynch Business Financial Services, Inc. in favor of the Company.

            "Merrill Lynch Term Loan" means the term loan from Merrill Lynch Business Financial Services, Inc. to the Company which had an unpaid balance of $359,300 as of March 31, 2005.

            "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

            "Most Recent Financial Statements" has the meaning set forth in ss. 4(h) above.

            "Most Recent Fiscal Month End" has the meaning set forth in ss. 4(h) above.

            "Most Recent Fiscal Year End" has the meaning set forth in ss. 4(h) above.

            "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

            "Net Shares" has the meaning set forth in ss. 2(a) above.

            "Noncompetition Period" has the meaning set forth in ss. 7(e) above.

            "Non-Solicitation Period" has the meaning set forth in ss. 7(e) above.

            "Ordinary Course of Business" means the ordinary course of business consistent with the past custom and practice of the Company (including with respect to quantity and frequency).

            "Parties" has the meaning set forth in the preface above.

            "Permits" has the meaning set forth in ss. 4(k) above.

            "Permitted Encumbrances" has the meaning set forth in ss. 4(f) above.

            "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "Preliminary Balance Sheet" has the meaning set forth in ss. 2(d) above.

            "Preliminary Working Capital" means the difference, as set forth on the Preliminary Balance Sheet, between (a) the sum of the net trade receivables, inventory, cash and cash equivalents, and other prepaid expenses of the Company, as reflected on the Preliminary Balance Sheet, less (b) the accounts payable and accrued expenses of the Company as reflected on the Preliminary Balance Sheet, in each case, determined in accordance with GAAP.

            "Purchase Price" has the meaning set forth in ss. 2(b) above.

            "Qualifying Revenues" means the revenues of the Company (such revenues, as determined in accordance with GAAP in a manner consistent with the prior three fiscal years (except for consolidation with Albert)) less any revenues of the Company arising from (i) Persons who were customers or distributors of the Buyer prior to the Closing Date who were not customers or distributors of the Company during the one year period prior to the Closing Date and (ii) Persons who were not customers or distributors of the Company during the one year period prior to the Closing Date and who became customers after the Closing Date due to a referral from the Buyer. For the avoidance of doubt, "Qualifying Revenues" includes all revenues of the Company from its existing customers and distributors (as shown on a list of the Company's customers and distributors for the one year period prior to the Closing Date has been provided to the Buyer and the Sellers' Representative on a confidential basis) plus all new customers and distributors who do not fall within either of the categories described in clause (i) or (ii) of the prior sentence.

            "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Security Interest" means any adverse claim, mortgage, pledge, lien, encumbrance, option, restriction on transfer, easement, right of way, matter of survey, charge, or other security interest.

            "Sellers" or "Seller" has the meaning set forth in the preface above.

            "Sellers' Representative" has the meaning set forth in ss. 2(i) above.

            "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

            "SWDA" has the meaning set forth in ss. 4(w) above.

            "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales and use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Third Party Claim" has the meaning set forth in ss. 9(f)(i) above.

            "Threshold" has the meaning set forth in ss. 9(d) above.

            "WGI" means The Walden Group, Inc.

                                   Schedule A

                                 List of Sellers

------------------------------------------------------------------------------------------------------------------------------------
1. Stockholders                        A                         B                          C                          D
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Name and Address              No. of Shares Before    Shares Added by Option   No. of Shares After Option     % of Purchase Price
                             Albert Transaction and          Exercise              Exercise and Albert      Allocated to Such Person
                                Option Exercises                                       Transaction
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Albert Holdings USA,
    Inc.                             190,396                                           172,176.896                  18.774%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
William H. Anderson, II              17,116                                             15,478.160                   1.688%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
James R. Balkcom, Jr.                61,591                                             55,697.321                   6.073%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Bunter Holdings                       5,695                                             5,150.042                    0.562%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
F. Sibley Bryan, Jr.                  9,721                                             8,790.792                    0.959%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Robert C. Crosby                     90,527                                             81,864.419                   8.926%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Judith Crosby                        14,040                                             12,696.504                   1.384%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Robert & Judith Crosby                8,996                                             8,135.168                    0.887%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Hubert D. Doss                        9,336                                             8,442.633                    0.921%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Thomas B. Dyer                       19,388                                             17,532.751                   1.912%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Joseph W. Evans                       3,883                                             3,511.433                    0.383%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Peter T. Giannini                      500                                               452.155                     0.049%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Roger Hall                           71,448                   35,475                    96,691.476                  10.543%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
William D. Moorer, Jr.               38,073                                             34,429.772                   3.754%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Ram Bay Corporation                  21,687                                             19,611.758                   2.138%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
George F. Rovegno                    22,417                                             20,271.904                   2.210%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
James A. Rowell, Jr.                  4,776                                             4,318.982                    0.471%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Ronald L. Sawyer                      4,776                                             4,318.982                    0.471%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
John A. Schoen                       68,252                                             61,720.926                   6.730%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Mr. & Mrs. Hugh Scott                 8,558                                             7,739.080                    0.844%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Hugh Scott, Jr.                       9,977                                             9,022.295                    0.984%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
S. Stephen Selig, III                29,122                                             26,335.299                   2.872%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
James M. Shepherd, Jr.               50,056                   22,314                    65,444.873                   7.136%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Susan Shepherd                       68,267                   49,467                   106,467.965                  11.609%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Robert Stroud                         1,404                                             1,269.650                    0.138%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Stroud Family LP                      1,762                                             1,593.393                    0.174%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
James L. Walden                      12,416                                             11,227.906                   1.224%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Andy Woods                           59,472                                             53,781.090                   5.864%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Denise Jacobs                           0                       750                      678.232                     0.074%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Nina VanDelinder Smith                  0                       250                      226.077                     0.025%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Wayne Emmert                            0                       750                      678.232                     0.074%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Liz Ryder                               0                       500                      452.155                     0.049%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Nina Smith                              0                       500                      452.155                     0.049%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Shawn Gallagher                         0                       250                      226.077                     0.025%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Kevin Tabery                            0                       250                      226.077                     0.025%
--------------------------   ----------------------   ----------------------   --------------------------   ------------------------
Totals                               903,652                  110,506                  917,112.630                  100.000%
------------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT A


                                ESCROW AGREEMENT

            THIS ESCROW AGREEMENT (this "Agreement") is dated as of May 15, 2005 by and among M&T Bank (the "Escrow Agent"), CAS Medical Systems, Inc., a Delaware Corporation (the "Buyer"), and Douglas R. Maxwell, Esq. (the "Sellers Representative"), as agent of and attorney-in-fact for the respective individuals and entities identified on Schedule A hereto (each a "Seller" and, collectively, the "Sellers").

                                    RECITALS

            The Buyer, Statcorp, a Delaware corporation (the "Company") and the Sellers, have entered into that certain Stock Purchase Agreement dated as of May 15, 2005 (the "Stock Purchase Agreement").

            This is the Escrow Agreement referred to in ss.2(c)(i) of the Stock Purchase Agreement.

            Immediately prior to the Closing, the Sellers collectively owned 100% of the outstanding shares of the capital stock of the Company.

            Schedule A hereto sets forth the follo.wing information for each
Seller: (i) name and address, (ii) the percentage economic ownership of such Seller in the Purchase Price and (iii) the amount of cash deposited into escrow by the Buyer with respect to such Seller pursuant to the Stock Purchase Agreement.

            Pursuant to the Stock Purchase Agreement, the Sellers Representative is willing to act as the Sellers' representative in respect of the Escrow Fund (as defined below) upon the terms and conditions hereinafter set forth.

            The Escrow Agent is willing to act as escrow agent in respect of the Escrow Fund upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            Defined Terms. Capitalized terms used in this Agreement (including, without limitation, the Recitals set forth above) but not otherwise defined herein shall have the meanings given to such terms in the Stock Purchase Agreement, a copy of which has been provided to the Escrow Agent.

            Appointment of Escrow Agent. M&T Bank is hereby appointed to act as Escrow Agent hereunder, and agrees to act as such, with respect to the escrow fund established pursuant to Section 3(d) of this Agreement, consisting of the Escrow Cash (as defined below). The Escrow Agent agrees to accept delivery of and to hold the Escrow Cash in escrow, subject to the terms and conditions of this Agreement.

            Escrow Fund.

                        At the Closing (which is taking place concurrently with the execution of this Agreement and the other agreements, documents and instruments deliverable at Closing), the Buyer is depositing $700,000.00 in cash (as increased by any earnings thereon or additional deposits and as reduced by any losses on investments or releases of cash in accordance with this Agreement, the "Escrow Cash") (any such earnings less any such losses, referred to as "Net Earnings") with the Escrow Agent, receipt of which is hereby acknowledged by the Escrow Agent.

                        The Escrow Agent shall update the amount of the Escrow Cash contingently payable to each Seller set forth in Schedule A to this Agreement promptly upon the increase by any earnings thereon or additional deposits or any reduction thereof by any losses on investments or releases of cash in accordance with this Agreement, and in no event more than 30 days following the previous update to Schedule A.

                        Additional amounts of Escrow Cash may be hereafter deposited into the Escrow Fund pursuant to this Agreement and the Escrow Agent shall update Schedule A to reflect the aggregate amount of Escrow Cash so deposited and deemed contingently payable to each Seller.

                        The Escrow Agent will establish an account for the deposit of the Escrow Cash (the "Escrow Fund"). The Escrow Agent shall deposit the Escrow Cash in the Escrow Fund and shall invest and reinvest the Escrow Cash only in investments which are obligations of, issued by or guaranteed as to payment of principal and interest by the full faith and credit of the United States or instrumentalities or any money market fund that invests in such securities. Investments shall be made promptly, on a best efforts basis, upon receipt of available funds by the Escrow Agent. Except as agreed by the Buyer and the Sellers Representative, the period of maturity of any such investment shall not exceed 90 days. The Escrow Agent shall not be responsible for or liable for any loss suffered in connection with any investments of funds made by it in accordance with this Section 3. The Escrow Agent shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement. Income, if any, resulting from the investment of the Escrow Cash shall be retained by the Escrow Agent and shall be considered, for all purposes of this Agreement, to be part of the Escrow Cash.

                        The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

            Transferability. The interests of the Sellers in the Escrow Fund shall not be assignable or transferable (other than by operation of law), except with the prior written consent of the Buyer. No transfer of any of such interests by operation of law shall be recognized or given effect until the Escrow Agent shall have received legal evidence to its reasonable satisfaction that such transfer occurred. The Escrow Agent shall promptly thereafter give written notice of any such transfer by operation of law to the Buyer.

            Payment of Claims. Except as otherwise provided in this Agreement, the Escrow Agent will hold the Escrow Cash in its possession until instructed hereunder to deliver such Escrow Cash or any specified portion thereof as follows:

                        Procedure. If a claim for amounts due arising pursuant to the Stock Purchase Agreement (a "Claim") is made by the Buyer against the Company, against any individual Seller or with respect to any downward adjustment of the Purchase Price pursuant to Section 2(e)(i) of the Stock Purchase Agreement, the Buyer shall give written notice (a "Notice") to the Sellers Representative (or to an individual Seller if the Claim is pursuant to ss. 9(b)(ii) or ss. 9(b)(iii)(A) of the Stock Purchase Agreement) and the Escrow Agent specifying in reasonable detail the nature and dollar amount of the Claim for which it may be entitled to recover pursuant to the Stock Purchase Agreement. This obligation to give notice shall be in addition to, and not in lieu of, all notice obligations under the Stock Purchase Agreement. If the Sellers Representative (or the individual Seller, as the case may be) gives notice to the Buyer and the Escrow Agent disputing any Claim (a "Contest Notice") within 10 business days following receipt by the Sellers Representative (or the individual Seller, as the case may be) of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 5(c). If no Contest Notice is received by the Escrow Agent within such 10 business-day period, then the dollar amount of the Claim by the Buyer as set forth in its Notice shall be deemed established for purposes of this Agreement and the Stock Purchase Agreement and, at the end of such 10 business-day period, the Escrow Agent shall pay to the Buyer the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Cash in the Escrow Fund as provided in Section 5(b); provided that no amount contingently payable to any Seller shall be used to pay any Claim that is the sole obligation of another Seller under ss.

9(b)(ii) or ss. 9(b)(iii)(A) of the Stock Purchase Agreement. The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Stock Purchase Agreement.

                        Payments. With respect to any Claim against the Company for amounts due arising pursuant to the Stock Purchase Agreement or with respect to any downward adjustment of the Purchase Price pursuant to Section 2(e)(i) of the Stock Purchase Agreement, for each Seller the amount of Escrow Cash contingently payable to such Seller as set forth on Schedule A shall be reduced by a pro rata portion (based upon such Seller's percentage economic ownership interest in the Purchase Price as set forth on Schedule A) of such Claim. The amount of Escrow Cash to be paid to the Buyer from the Escrow Fund pursuant to a Claim against the Company or pursuant to a downward adjustment to the Purchase Price shall be equal to the aggregate amount of the corresponding reductions in Escrow Cash as set forth in the immediately preceding sentence. With respect to any Claim against an individual Seller for amounts due arising pursuant to the Stock Purchase Agreement, the amount of Escrow Cash contingently payable to such Seller as set forth on Schedule A shall be reduced by the amount of such Claim.

                        Contest Notice. If a Contest Notice is given by the Sellers Representative (or to an individual Seller if the Claim is pursuant to ss. 9(b)(ii) or ss. 9(b)(iii)(A) of the Stock Purchase Agreement) with respect to a Claim, the Escrow Agent shall promptly make payment to the Buyer from the Escrow Fund of any amount of such Claim that is not in dispute and make further payment with respect thereto only in accordance with (i) joint written instructions of the Buyer and the Sellers Representative (or the individual Seller, as the case may be) or (ii) a final decision rendered pursuant to (A)
Section 2(f) of the Stock Purchase Agreement or (B) Section 10 of the Stock Purchase Agreement, as applicable to the Claim in question.

                        Updates. Promptly upon any payments made from the Escrow Fund pursuant to Section 5, the Escrow Agent shall update the amount of each Seller's contingently payable Escrow Cash set forth in Schedule A.


            Release of Escrow.

                        Partial Release of Escrow Fund. If during the Measurement Period the Buyer determines that Qualifying Revenues reach or exceed an amount equal to the Base Qualifying Revenue, then the Buyer shall instruct the Escrow Agent and the Escrow Agent shall thereupon distribute to the Sellers Representative on behalf of the Sellers, within five (5) days of receipt of notice thereof, an amount, if any, such that the amount then held in the Escrow Fund shall equal $350,000.00. All amounts paid to the Sellers Representative on behalf of the Sellers pursuant to this Section 6(a) shall be distributed by the Sellers Representative to each Seller in accordance with such Seller's pro rata share as set forth in Schedule A, as adjusted to reflect any Claims against an individual Seller.

                        Final Release of the Escrow Fund. On the fifteen month anniversary of the date hereof, the Escrow Agent shall pay the remaining amount of the Escrow Fund to the Sellers Representative on behalf of the Sellers in an amount equal to the aggregate amount of Escrow Cash contingently payable to each Seller as set forth in Schedule A hereto, as updated, unless (i) any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) against such Sellers shall be retained by the Escrow Agent in the Escrow Fund (and the balance paid to the Sellers Representative) or (ii) the Buyer has given notice to the Sellers Representative (and any individual Seller, if applicable) and the Escrow Agent specifying in reasonable detail the nature of any other Claim it has pursuant to the Stock Purchase Agreement with respect to which it is in good faith unable to specify the amount of the Claim, in which case the amount otherwise payable to the Sellers Representative from the Escrow Fund pursuant to this Section 6(b) shall be retained by the Escrow Agent, in either case until it receives joint written instructions of the Buyer and the Sellers Representative (or an individual Seller, if applicable), or satisfactory evidence of a final and binding decision in the form specified in Section 5(c). All amounts paid to the Sellers Representative on behalf of the Sellers pursuant to this Section 6(b) shall be distributed by the Sellers

Representative to each Seller in accordance with such Seller's pro rata share as set forth in Schedule A, as adjusted to reflect any Claims against an individual Seller.

            Escrow Agent.

                        The Escrow Agent shall be entitled to fees for its services hereunder as set forth in Schedule B hereto and shall be reimbursed for all reasonable expenses, disbursements, and advances incurred or made by the Escrow Agent in performance of its duties hereunder, which compensation and expenses shall be paid solely by the Buyer and shall not be paid from the Escrow Cash.

                        The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Sellers Representative and the Buyer specifying a date (not less than 30 days after the giving of such notice) when such resignation shall take effect. Upon such notice the Buyer and the Sellers Representative shall appoint a new Escrow Agent who shall replace the resigning Escrow Agent hereunder upon the resignation date specified in such notice. If the Buyer and the Sellers Representative are unable to agree upon a successor escrow agent within 30 days after such notice, the Escrow Agent shall be entitled to appoint its successor. The Sellers Representative and the Buyer shall have the right at any time upon their mutual consent to substitute a new Escrow Agent by giving notice thereof to the Escrow Agent then acting.

                        The Escrow Agent shall have no duties or responsibilities whatsoever with respect to the Escrow Fund except as are specifically set forth herein and may conclusively rely, and shall be protected in acting or refraining from acting, on any written notice, instrument, request, consent, certificate, document, letter, telegram, order, resolution or signature believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so. The Escrow Agent shall have no responsibility for the contents of any such writing contemplated herein and may rely without any liability upon the contents thereof.

                        The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for action taken or omitted to be taken by it in good faith, or if taken or omitted to be taken in accordance with advice of counsel (which counsel may be of the Escrow Agent's own choosing), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind except for its own fraud, willful misconduct or gross negligence.

                        The Buyer and the Sellers agree to indemnify the Escrow Agent and hold it harmless against any and all losses, liabilities or expenses (including reasonable attorneys' fees and expenses) incurred by it hereunder as a consequence of such party's action, except in any case for liabilities incurred by the Escrow Agent resulting from its own fraud, willful misconduct or gross negligence.

                        In the event that the Escrow Agent shall become involved in any arbitration or litigation with regard to the Escrow Fund, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

            Termination of Agreement. This Agreement shall terminate upon the final disposition of all of the Escrow Cash from the Escrow Fund, provided that the rights of the Escrow Agent pursuant to Section 7(e) above shall survive such termination.

            Taxes. The parties acknowledge that, in accordance with Internal Revenue Code Proposed Reg. Section 1-468B-8, for purposes of federal and other taxes based on income, the Buyer will be treated as the owner of the Escrow Cash and Net Earnings during all periods until any such funds are distributed to the Sellers. The Escrow Agent shall furnish Buyer or Sellers, as the case may be, with the necessary documentation, in accordance with Internal Revenue Code Proposed Reg. Section 1-468B-8(g) to permit such parties to pay the taxes described above.

            Inspection. The Escrow Fund shall at all times be clearly identified by the Escrow Agent as being held by the Escrow Agent hereunder. Any party hereto may at any time during the Escrow Agent's business hours (with reasonable notice) inspect any records or reports related to the Escrow Fund. In addition, the Escrow Agent shall from time to time, upon the request of any party to this Agreement, provide to such party a then-current version of Schedule A.

            Miscellaneous.

                        This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of laws provisions. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto. This Agreement may be executed in one or more counterparts, but all such counterparts shall constitute but one and the same instrument. This Agreement shall be effective only upon execution by all parties hereto. Section headings contained in this Agreement have been inserted for reference purposes only, and shall not be construed as part of this Agreement.

                        This Agreement, together with the Stock Purchase Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings (whether oral or written) among the parties hereto concerning the matters contained herein. This Agreement may not be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

                        All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given, when delivered personally, or transmitted by telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor, to the parties at the following addresses (or at such other address for a party as shall be specified in like notice):

If to the Buyer, to:                           With a copy to:

CAS Medical Systems, Inc.                      Wiggin and Dana LLP
44 East Industrial Road                        400 Atlantic Street
Branford, CT  06405                            Stamford, CT  06901
Attention: Chief Financial Officer             Attention:  Michael Grundei, Esq.
Facsimile No.:  203-488-9438                   Facsimile No.:  203-763-7676


If to the Sellers Representative, to:

Douglas R. Maxwell
c/o Henderson Keasler Law Firm
4309 Pablo Oaks Court, Suite Five
Jacksonville, FL  32224
Facsimile No.:  904-992-6948

If to any individual Seller, to the address for such Seller set forth on Schedule A hereto.


If to the Escrow Agent:                          M&T Bank
                                                 1350 I Street, N.W.
                                                 Suite 200
                                                 Washington, DC 20005
                                                 Attention: John Wise
                                                 Facsimile No.:  202-434-7032

                        Each of the rights, powers, and remedies of the parties hereunder shall be cumulative and concurrent, and shall be in addition to every other right, power, or remedy provided for hereunder or under the Stock Purchase Agreement and any exercise or beginning of the exercise by any party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all such other rights, powers and remedies.

                        (e) All amounts paid pursuant to this Agreement to the Sellers Representative on behalf of the Sellers shall be received by the Sellers Representative as the agent of, and for the benefit of, the Sellers.

                            [Signature page follows]

            IN WITNESS WHEREOF, the Buyer, the Escrow Agent and the Sellers Representative have caused this Agreement to be signed as of the date first written above.



                                    CAS MEDICAL SYSTEMS, INC.


                                    By: ____________________________________
                                    Name: __________________________________
                                    Title: _________________________________



                                    M&T BANK, Escrow Agent


                                    By: ____________________________________
                                    Name: __________________________________
                                    Title: _________________________________




                                    ____________________________________________
                                    DOUGLAS R. MAXWELL as Sellers Representative

                                   SCHEDULE A
                                   ----------
                             (Sellers' Information)

--------------------------   -----------------------   ----------------
         Name and             Ownership Interest in    Seller's Balance
     Address of Seller        the Purchase Price (%)          ($)
--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

--------------------------   -----------------------   ----------------

Totals                               100.000%
--------------------------   -----------------------   ----------------

                                   SCHEDULE B
                                  (Escrow Fees)


The escrow fee shall be 50 basis points.

                                    EXHIBIT B


                            GENERAL RELEASE AGREEMENT

            THIS GENERAL RELEASE AGREEMENT (this "Agreement"), dated as of May 15, 2005, is among CAS Medical Systems, Inc., a Delaware corporation (the "Buyer"), Statcorp, Inc., a Delaware corporation (the "Company") and _______________ (the "Seller"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement (as defined below).

            WHEREAS, the Buyer, the Company, the Seller and the other stockholders named therein entered into that certain Stock Purchase Agreement dated as of May 15, 2005 (the "Stock Purchase Agreement");

            WHEREAS, this is the general release referred to in Section 8(a)(x) of the Stock Purchase Agreement; and

            WHEREAS, the Seller is the record and beneficial owner of the number of Shares set forth opposite the name of the Seller in column C of Schedule A of the Stock Purchase Agreement;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

            1. Acknowledgement. The Seller hereby acknowledges that such Seller has received and read a copy of the Stock Purchase Agreement.

            2. Effectiveness. This Agreement shall become binding and irrevocable upon the execution hereof by all parties hereto, but in no event earlier than the Closing.

            3. Release by the Seller.

                        (a) Effective as of the Closing, the Seller agrees not to sue and fully releases and discharges the Company and the Buyer, including, without limitation, their directors, officers, employees, equity holders, representatives, agents, assigns and successors, past and present (collectively "Releasees"), with respect to and from any and all claims, issuances of the Company's stock, notes or other securities, any demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which the Seller now owns or holds or has at any time owned or held against Releasees, in each case solely with respect to matters relating to the Company; provided, however, that nothing in this Section 3(a) waives, releases or restricts in any manner:

                                    (i) any claims the Seller may have against
            the Buyer under, or any rights against the Buyer arising out of, this Agreement, the Stock Purchase Agreement or other agreements, instruments and documents delivered pursuant to this Agreement or the Stock Purchase Agreement; and

                                    (ii) any rights of the Seller to receive any
            accrued but unpaid salary or vested benefits, including but not limited to vacation pay, sick leave, personal leave or any other rights to salary and benefits under and in accordance with the terms of any existing employment agreement or Employee Benefit Plan disclosed in or pursuant to the Stock Purchase Agreement or, if applicable, under any new employment agreement entered into by the Seller and the Company to become effective on the Closing Date.

The release contained in this Section 3(a) is expressly intended for the benefit of each of the Releasees and their affiliates and shall be enforceable by any one or more of the Releasees and their affiliates, in addition to each of the parties to this Agreement. Seller hereby acknowledges that each other stockholder of the Company who enters into an agreement in the same form as this Agreement is doing so in reliance upon the Seller's release in this Section 3(a).

                        (b) It is the intention of the Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified.

                        (c) Nothing in this Section 3 shall in any way affect any rights that the Seller may have against the Buyer under this Agreement, the Stock Purchase Agreement or other agreements, instruments and documents delivered pursuant to this Agreement or the Stock Purchase Agreement, including, without limitation, the Seller's right to receive the Seller's proportionate share of the Purchase Price (including any upward Purchase Price adjustments) under the Stock Purchase Agreement and any right of indemnification pursuant to
Section 9 of the Stock Purchase Agreement.

            4. Miscellaneous.

                        (a) Binding Effect. The agreements and covenants
            contained herein shall bind, and the benefits hereof shall inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement, and the covenants, agreements and releases contained herein, will not be terminated or revoked without the written consent of the Buyer, the Company and the Seller.

                        (b) Entire Agreement. This Agreement and the Stock
            Purchase Agreement (including the schedules and exhibits thereto and the documents and instruments referred to therein that are to be delivered at the Closing) contain the entire agreement among the parties hereto relating to the matters provided herein, and no representations, promises or agreements, oral or otherwise, not expressly contained or incorporated by reference herein shall be binding on the parties hereto.

                        (c) Counterparts. This Agreement may be executed in two
            or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or other electronic transmission.

                        (d) Governing Law. The validity and construction of this
            Agreement shall be governed by the laws of the State of Connecticut without regard to principles of conflicts of laws.


                            [Signature page follows]

            IN WITNESS WHEREOF, the Buyer, the Company and the Seller have signed this Agreement, or have caused this Agreement to be signed by their respective duly authorized officers, trustees or other representatives, as of the date first written above.



                                           CAS MEDICAL SYSTEMS, INC.


                                           By: ________________________________
                                           Name:
                                           Title:



                                           STATCORP, INC.


                                           By: ________________________________
                                           Name:
                                           Title:



                                           SELLER:


                                           ____________________________________
                                           Name:



                                           ____________________________________
                                           Name (if jointly held):